UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SENSATA TECHNOLOGIES HOLDING N.V.

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April 20, 2017
Dear Shareholders:
You are cordially invited to attend the 2017 Annual General Meeting of Shareholders of Sensata Technologies Holding N.V. (the “Company”), to be held on May 18, 2017, beginning at 6:00 p.m., Central European Time, at the offices of Loyens & Loeff N.V., located at Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands.
Information about the meeting and the various matters on which the shareholders will vote is included in the Notice of Meeting and Proxy Statement which follows. Also included is a proxy card and postage-paid return envelope. Please sign, date, and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of the Company’s 2016 Annual Report is also enclosed for your review.

Sincerely,

Paul Edgerley
Chairman of the Board

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 20, 2017
TO THE SHAREHOLDERS OF SENSATA TECHNOLOGIES HOLDING N.V.:
Notice is hereby given that the 2017 Annual General Meeting of Shareholders (the “General Meeting”) of Sensata Technologies Holding N.V. (the “Company,” "Sensata," "we," "our," or "us") will be held on May 18, 2017, beginning at 6:00 p.m. Central European Time, at the offices of Loyens & Loeff N.V., located at Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands, for the following purposes:

1.	To elect the ten director nominees named in the Proxy Statement to hold office until the 2018 Annual General Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017;

3a.	To discuss implementation of the remuneration policy in 2016;

3b.
To adopt our Dutch statutory annual accounts for fiscal year 2016, to discuss the annual report of our directors for fiscal year 2016, to authorize the preparation of our Dutch statutory annual accounts and the annual report of our directors for fiscal year 2016 in the English language, and to discuss our reservation and dividend policy;

4.	To discharge members of the Board of Directors from certain liabilities for fiscal year 2016;

5.
To extend to the Board of Directors for a period of 18 months from the date of the General Meeting the authority to repurchase up to 10% of the outstanding ordinary shares, as determined on the record date, in the capital of the Company, on the open market, through privately negotiated transactions or in one or more self tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction;

6.	To approve executive compensation on an advisory basis;

7.
To amend the Company's Articles of Association to change its registered office to Hengelo, The Netherlands and to authorize each member of the Board of Directors and each employee of Loyens & Loeff N.V. to execute the deed of amendment; and

8.	To transact such other business as may properly come before the General Meeting or any adjournments thereof.
The Board of Directors recommends a FOR vote for each of the director nominees with respect to proposal (1), and a FOR vote for each of proposals (2), (3b), (4), (5), (6), and (7) above.
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on May 18, 2017: Our Notice of Annual General Meeting of Shareholders, Proxy Statement, and Annual Report for fiscal year 2016 are available at http://annualmeeting.sensata.com.
Copies of the agenda for the General Meeting and related documents may be obtained free of charge at our offices in Hengelo, The Netherlands and Attleboro, Massachusetts by shareholders and other persons entitled to attend the General Meeting and their representatives as of the date hereof until the close of the General Meeting. Copies of these documents are also available on our website (www.sensata.com) or by contacting us at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com.
The Board of Directors has determined that all holders of ordinary shares of the Company as of the close of business on April 20, 2017 according to American Stock Transfer & Trust Company or our shareholders’ register in The Netherlands, or such shareholders’ proxies, are entitled to receive notice of, and to attend, address, and vote at, the General Meeting and any adjournments thereof.

In accordance with our Articles of Association, if you wish to attend the General Meeting you must notify the Board of Directors of your intention no later than May 17, 2017, by submitting your name and number of shares beneficially owned to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or to investors@sensata.com. If you own your ordinary shares through a broker and you wish to attend the General Meeting, you must provide us with appropriate evidence of ownership of and authority to vote the shares no later than May 17, 2017. Access to the General Meeting is permitted only after verification of personal identification.
If you do not plan to attend the General Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, which needs no postage if mailed in the United States. If you later desire to revoke your proxy, you may do so at any time before it is exercised.
* * * *

By Order of the Board of Directors,

Paul Edgerley
Chairman of the Board

Page

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS	1

PROPOSAL 1—ELECTION OF DIRECTORS	4

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR	8

PROPOSALS 3a AND 3b—DISCUSSION OF THE IMPLEMENTATION OF THE REMUNERATION POLICY IN 2016, AND ADOPTION OF THE DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2016	9

PROPOSAL 4—DISCHARGING MEMBERS OF THE BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2016	10

PROPOSAL 5—EXTENSION TO THE BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING ORDINARY SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS	11

PROPOSAL 6—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	12

PROPOSAL 7—AMEND THE COMPANY'S ARTICLES OF ASSOCIATION TO CHANGE ITS REGISTERED OFFICE	13

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS	14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22

EXECUTIVE COMPENSATION	23

EXECUTIVE OFFICERS	51

PROPOSALS FOR THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS	52

SOLICITATION OF PROXIES	53

GENERAL	53

OTHER MATTERS	53

APPENDIX - NON-GAAP FINANCIAL MEASURES	54

i

Sensata Technologies Holding N.V.
Jan Tinbergenstraat 80, 7559 SP Hengelo
The Netherlands
31-74-357-8000

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 18, 2017
We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Sensata Technologies Holding N.V. (the “Company,” "Sensata," "we," "our," or "us") for use at the 2017 Annual General Meeting of Shareholders (the "General Meeting"), and at any adjournments thereof.
If multiple shareholders reside at a shared address, only one copy of the proxy materials is being distributed per address, unless we have received contrary instructions from one or more of these shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders may make such a request, or modify a previous request, by contacting us at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, +1 (508) 236-3800, or investors@sensata.com.
Attending the General Meeting
The General Meeting will be held on May 18, 2017, at 6:00 p.m. Central European Time, at the offices of Loyens & Loeff N.V., located at Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands, to consider the matters set forth in the Notice of Annual General Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with our 2016 Annual Report commencing on or about April 20, 2017.
In accordance with our Articles of Association, shareholders must inform us in writing of their intention to attend the General Meeting. Such notice should be sent to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703 or investors@sensata.com. If you own your ordinary shares through a broker and you wish to attend the General Meeting, you must also provide us with appropriate evidence of ownership of and authority to vote the shares no later than May 17, 2017. Access to the General Meeting is permitted only after verification of personal identification.
Representatives of our independent auditor for fiscal year 2016 are expected to be present at the General Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Shareholders Entitled to Vote
Only shareholders of record of the ordinary shares of the Company, €0.01 nominal value per share (the “ordinary shares”), at the close of business on April 20, 2017 according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or our shareholders’ register in The Netherlands, or such shareholders’ proxies, will be entitled to attend and vote at the General Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the General Meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the General Meeting is 171,117,421.
There are 178,562,449 legally issued ordinary shares under Dutch law, which, as of March 31, 2017, includes 7,412,147 legally issued ordinary shares that we have repurchased but that have not been legally retired and 125,915 legally issued ordinary shares that have been forfeited but not yet legally retired.
Street Name Holders and Record Holders
All of the ordinary shares of the Company traded on the New York Stock Exchange are held by Cede & Co. as nominee shareholder for the Depository Trust Company (the "DTC"). If you own ordinary shares through a broker, the registered holder of those ordinary shares in the book entry system of the DTC is Cede & Co. as the broker's nominee. Such ordinary shares are often referred to as held in “street name,” and you, as the beneficial owner of those ordinary shares, do not appear in the book entry system of the DTC. For street name ordinary shares, there is a two-step process for distributing our proxy materials and tabulating votes.

Brokers inform us as to how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your ordinary shares by following the procedures specified on the voting instruction card. The ordinary shares represented by your properly signed proxy card will be voted in accordance with your directions. Shortly before the General Meeting, your broker will tabulate the votes it has received, and will submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the General Meeting and vote your street name ordinary shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the General Meeting.
How to Vote
You can vote at the General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the General Meeting. You can always attend the General Meeting and revoke your proxy by voting in person.
There are two ways to vote by proxy:

•	By Internet—You can vote by going to the website www.voteproxy.com and following the instructions on the enclosed proxy card; or

•	By mail—You can vote by completing, signing, dating, and mailing the enclosed proxy card.
By giving us your proxy, you are authorizing the individuals named on the proxy card, the proxies, to vote your ordinary shares in the manner you indicate. With respect to proposal (1) to be voted on by our shareholders, you may vote "FOR" the election of all ten director nominees, WITHHOLD authority to elect all ten director nominees, or indicate individual director nominees for whom you wish to withhold authority to elect. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on each of the proposals (2) through (7).
If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of the ten director nominees per the recommendation of the Board of Directors;

•	The ratification of the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2017;

•
The adoption of our Dutch statutory annual accounts for fiscal year 2016 and the authorization of the preparation of our Dutch statutory annual accounts and annual report for fiscal year 2016 in the English language;

•	The discharge of the members of the Board of Directors from certain liabilities for fiscal year 2016;

•
The extension to the Board of Directors for a period of 18 months from the date of the General Meeting the authority to repurchase up to 10% of the outstanding ordinary shares, as determined on the record date, in the capital of the Company;

•	The approval of the 2016 compensation of the Named Executive Officers in an advisory vote; and

•
The amendment of the Company's Articles of Association in order to change the Company's registered office to Hengelo, The Netherlands and to authorize each member of the Board of Directors and each employee of Loyens & Loeff N.V. to execute the deed of amendment.

Revocation of Proxies
A shareholder may revoke a proxy at any time prior to its exercise by (i) giving to our Vice President, Investor Relations a written notice of revocation of the proxy’s authority, (ii) submitting a duly elected proxy bearing a later date, or (iii) attending the General Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.
Quorum and Votes Necessary for Action to be Taken
Our directors are elected by the affirmative vote of a majority of votes cast in person or by proxy at the General Meeting and entitled to vote. Our shareholders may set aside these binding nominations for any of the candidates by a vote of at least two-thirds of the votes cast at a meeting representing more than one-half of the issued capital, in which case a new list of nominees will be prepared by the Board of Directors for such vacant position and will be included in the agenda for a subsequent shareholders' meeting.
The affirmative vote of a majority of the votes cast in person or by proxy at the General Meeting and entitled to vote on the proposal is required to approve each of the other proposals (including the advisory proposal) set forth in this Proxy Statement.
Although there is no quorum requirement under our Articles of Association or Dutch law, ordinary shares abstaining from voting will count as ordinary shares present at the General Meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as ordinary shares present at the General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are ordinary shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy card or on a ballot voted in person at the General Meeting. Ordinary shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the ordinary shares are broker non-votes.
Other Matters
As of the date of this Proxy Statement, the Board of Directors does not know of any business that will be presented for consideration at the General Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the General Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS
We maintain a single-tier Board of Directors (the "Board"), composed of both executive and non-executive directors. Under Dutch law, the Board of Directors is responsible for the implementation of our policies and day-to-day management. The non-executive directors supervise and provide guidance to the executive director(s).
Michael J. Jacobson, who has served as a director of the Company since our initial public offering in March 2010, has not been nominated for re-election and, accordingly, his service on the Board will terminate at the General Meeting.
The director nominees elected to the Board will serve until the 2018 Annual General Meeting of Shareholders, or until their respective successors are elected and qualified, or until his or her earlier death, resignation, or removal. In July 2015, we implemented a policy that specifies that directors may only serve until reaching 75 years of age or 12 years of service, whichever comes first. Under Dutch law and our Articles of Association, the Board of Directors has the right to make binding nominations for open positions on the Board. The binding nature of the Board’s nominations may be overridden by a vote of two-thirds of the votes cast at a meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, a new list of nominees will be prepared by the Board of Directors for such vacant position and will be included in the agenda for a subsequent meeting of shareholders.
In accordance with the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board has adopted unanimous resolutions to make the following binding nominations:

1.
For the first open position, the Board has nominated Paul Edgerley to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

2.
For the second open position, the Board has nominated Martha Sullivan to serve as an executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

3.
For the third open position, the Board has nominated Beda Bolzenius to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

4.
For the fourth open position, the Board has nominated James E. Heppelmann to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

5.
For the fifth open position, the Board has nominated Charles W. Peffer to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

6.
For the sixth open position, the Board has nominated Kirk P. Pond to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

7.
For the seventh open position, the Board has nominated Constance E. Skidmore to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

8.
For the eighth open position, the Board has nominated Andrew Teich to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

9.
For the ninth open position, the Board has nominated Thomas Wroe to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

10.
For the tenth open position, the Board has nominated Stephen Zide to serve as a non-executive director for a term of approximately one year, ending on the date of the 2018 Annual General Meeting of Shareholders.

The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Mr. Edgerley, Ms. Sullivan, Dr. Bolzenius, Mr. Heppelmann, Mr. Peffer, Mr. Pond, Ms. Skidmore, Mr. Teich, Mr. Wroe, and Mr. Zide, unless otherwise directed. In the event that any of the nominees become unavailable for election at the General Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion as recommended by the Board of Directors. Each of the nominees, with the exception of Ms. Skidmore, is currently a member of the Board of Directors.
Information concerning the nominees to the Board of Directors is set forth below.
Paul Edgerley, 61, served as our Chairman from July 2012 until January 2013, and was again appointed as our Chairman in May 2015. Mr. Edgerley has served as a director of the Company since our initial public offering in March 2010. Prior to our initial public offering, Mr. Edgerley served as a director of our principal operating subsidiary, Sensata Technologies, Inc. (“STI”) since the completion of the 2006 Acquisition (defined hereinafter). Mr. Edgerley is currently a Senior Advisor of Bain Capital and Managing Director of VantEdge Partners, a private investment firm. From 1990 through March 2016, Mr. Edgerley was a Managing Director of Bain Capital. Prior to joining Bain Capital in 1988, Mr. Edgerley spent five years at Bain & Company where he worked as a consultant and a manager in the healthcare, information services, retail, and automobile industries. Previously, he was a Certified

Public Accountant with Peat Marwick Mitchell & Company. Mr. Edgerley previously served as a director of HD Supply Holdings, Inc., a public company, from 2007 through 2015 and Steel Dynamics, Inc., a public company, from 2002 through 2015. In addition, Mr. Edgerley serves on the board of directors of MYOB, Apex Tool Group, LLC, Hero Moto Corporation, and TI Automotive. Mr. Edgerley is a former director of Keystone Automotive Operations, Inc. and MEI Conlux Holdings, Inc.
Mr. Edgerley brings to the Board extensive experience in corporate strategy development. Mr. Edgerley has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, consulting, and accounting.
Martha Sullivan, 60, has served as a director of the Company since January 1, 2013. Ms. Sullivan has served as our Chief Executive Officer since January 1, 2013, as our President since September 2010, and was also our Chief Operating Officer from September 2010 until July 2012. Ms. Sullivan was Executive Vice President and Chief Operating Officer from March 2010 through September 2010. Ms. Sullivan served in the same capacities with STI from January 2007 through March 2010 and as Chief Operating Officer of STI from the completion of the 2006 Acquisition through January 2007. Prior to the 2006 Acquisition, Ms. Sullivan served as Sensor Products Manager for the Sensors & Controls business of Texas Instruments beginning in June 1997 and as a Vice President of Texas Instruments beginning in 1998. Ms. Sullivan was with Texas Instruments since 1984 in various engineering and management positions, including Automotive Marketing Manager, North American Automotive General Manager, and Automotive Sensors and Controls Global Business Unit Manager.
Ms. Sullivan has been a director of Avery Dennison Corporation, a public company, since 2013. Past and present external positions also include the Key Executive Council at Rensselaer Polytechnic Institute, President’s Alumni Council at Michigan Technological University, and Ford International Supplier Advisory Council. She has been inducted into the Academy of Mechanical Engineering at Michigan Technological University and holds an Honorary Doctorate in Philosophy from that institution.
Ms. Sullivan brings significant senior leadership and operational, industry, and technical experience to the Board. She has extensive knowledge of the former Sensors & Controls business, including its historical development, and important relationships with our major customers. Ms. Sullivan has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as President and Chief Executive Officer, she guides the execution of our strategy and operations.
Beda Bolzenius, 60, has served as a director of the Company since May 2016. Dr. Bolzenius served as Vice President and Vice Chairman, Asia Pacific and President, Automotive Experience at Johnson Controls International (“JCI”) from May 2014 through March 2016. Dr. Bolzenius served as Vice President and President of Automotive Seating at JCI between October 2012 and May 2014, and Vice President and President of Automotive Experience between November 2006 and October 2012. Dr. Bolzenius joined JCI in 2004 from Robert Bosch GmbH, where he served in various senior management positions over a period of 18 years, culminating in his role as President, Business Division Body Electronics from 2002 through 2004. Dr. Bolzenius has served as a member of the Board of Directors at OptimalPlus Ltd., a privately held company, since January 1, 2017. OptimalPlus Ltd. is a Big Data Analytics Company providing end-to-end product analytics solutions for semiconductor and electronics companies. Dr. Bolzenius earned a PhD in Physics from the University of Bonn in 1986.
Through his experience at JCI as Vice President and Vice Chairman, Asia Pacific, Dr. Bolzenius brings to the Board a view into global markets relevant to us, including a deep knowledge about Asia, a key growth market for us. Dr. Bolzenius has experience as a board member on certain Asian joint ventures for JCI.
James E. Heppelmann, 52, has served as a director of the Company since August 2014. Mr. Heppelmann has been the President and Chief Executive Officer of PTC, Inc. ("PTC"), a public company, since 2010. PTC (formerly Parametric Technology Corporation) develops technology solutions that help companies transform the way they create, operate, and service smart, connected products. During his tenure at PTC, Mr. Heppelmann has served in various executive roles, including President, Chief Operating Officer, Chief Product Officer, and Executive Vice President, Software Products. Mr. Heppelmann joined PTC in 1998 when the company acquired Windchill Technologies, where he was co-founder, Chief Technical Officer, and Vice President of Marketing. Previously, Mr. Heppelmann served as Chief Technology Officer of Metaphase, Inc. from 1992 through 1997 and held various positions at Control Data Corporation from 1985 through 1992.
Mr. Heppelmann has served on the board of directors of PTC since 2008. Mr. Heppelmann is on the Executive Advisory Board of FIRST (For Inspiration and Recognition of Science and Technology), and is on the Dean's Advisory Board of the University of Minnesota College of Science and Engineering.
Mr. Heppelmann brings to the Board a view into industries relevant to us, a detailed understanding of technological issues including the rapid evolution of smart, connected products and the Internet of Things, and insight into future directions of technology development.
Charles W. Peffer, 69, has served as a director of the Company since our initial public offering in March 2010. Mr. Peffer was a partner of KPMG LLP and its predecessor firms from 1979 until his retirement in 2002. Mr. Peffer served in KPMG’s Kansas City office as Partner in Charge of Audit from 1986 to 1993 and as Managing Partner from 1993 to 2000. Mr. Peffer has been a director of Garmin, Ltd. and HD Supply Holdings, Inc., each public companies, since 2004 and 2013, respectively. Mr. Peffer is also a director of NPC International, a franchisee of over 1,200 Pizza Hut locations and approximately 150 Wendy's locations, the Commerce Funds, a family of seven funds with approximately $2 billion in assets, and Lockton, Inc, a privately owned insurance brokerage company.
Mr. Peffer brings to the Board extensive practical and management experience in public accounting and corporate finance, including significant experience with KPMG and its predecessor firms. Mr. Peffer also brings leadership expertise through his directorship roles in other public companies, including service on audit committees.
Kirk P. Pond, 72, has served as a director of the Company since the 2011 Annual General Meeting of Shareholders.  Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc. ("Fairchild"), a public company, from June 1996 until May 2005. He also served as the chairman of Fairchild’s board of directors from March 1997 until June 2006. Prior to his service with Fairchild and its predecessor, National Semiconductor, Mr. Pond served in executive positions with Timex Corporation and Texas Instruments. Mr. Pond served as a member of the board of directors of the Federal Reserve Bank of Boston from January 2004 until January 2007, and he currently serves on the board of directors of WEX Inc. and Brooks Automation, Inc., each public companies, since 2005 and 2007, respectively. Mr. Pond has also served on the Advisory Board of the University of Arkansas Engineering School since 1987.
Mr. Pond brings to the Board significant executive leadership experience as the former Chief Executive Officer of a successful public company. In addition, his broad background in technology, manufacturing, global marketing, and finance provide the Board and our management additional insights and perspective on our business and strategy.
Constance E. Skidmore, 65, has been nominated to serve as a director of the Company for the first time, beginning after the General Meeting. Ms. Skidmore retired from PricewaterhouseCoopers ("PwC") in 2009, after serving for over two decades as a partner, including a term on its governing board. Ms. Skidmore has served as a member of the board of directors of Comfort Systems USA, Inc. and ShoreTel, Inc. (each public companies) since 2012 and 2014, respectively. Ms. Skidmore also serves on each of these companies' audit committees. Ms. Skidmore also serves on the board of directors of several other privately-held and non-profit companies, including the V Foundation for Cancer Research and Viz Kinect. Ms. Skidmore holds a B.S. in psychology from Florida State University, and a M.S. in taxation from Golden Gate University.
Ms. Skidmore brings to the Board more than thirty years of experience in accounting and finance and significant experience and knowledge in talent management and strategic planning. Ms. Skidmore also brings leadership expertise through her directorship roles in other public companies, including service on audit committees. We believe that Ms. Skidmore’s board experience at other companies and experience as a financial adviser to global clients has exposed her to best practices and approaches that are beneficial to us and our stockholders.
Ms. Skidmore was recommended to the Nominating and Governance Committee for consideration as a director by a third-party search firm. A fee was paid to the third-party search firm to evaluate potential candidates for director.
Andrew Teich, 56, has served as a director of the Company since the 2014 Annual General Meeting of Shareholders. Mr. Teich has been the President and Chief Executive Officer of FLIR Systems, Inc. ("FLIR"), a public company, since 2013. FLIR designs, develops, manufactures, markets and distributes a variety of systems, including thermal imaging systems, visible-light imaging systems, locator systems, measurement and diagnostic system, and advanced threat detection systems and technologies that enhance perception and awareness. Mr. Teich joined FLIR in 1999 as Senior Vice President, Marketing, and has held various positions within FLIR since that time, including President of Commercial Vision Systems and President of Commercial Systems. Prior to joining FLIR, Mr. Teich held various positions at Inframetrics, Inc. (acquired by FLIR in 1999), including Vice President of Sales and Marketing and various sales roles. Mr. Teich has served on the board of directors of FLIR since July 2013.
Mr. Teich is a seasoned executive who brings to the Board relevant industry experience combined with sales and marketing skills. Mr. Teich has spent a large part of his career at FLIR and its acquired companies, where he has been instrumental in building their organic and acquisition growth strategy.
Thomas Wroe, 66, was appointed our Chairman in January 2013, and served in that capacity until May 2015. Previously, he served as Sensata's Chief Executive Officer and an executive director from our initial public offering in March 2010 until December 31, 2012, and as Chairman of the Board of Directors from March 2010 until July 2012. Prior to our initial public offering, Mr. Wroe was the Chief Executive Officer and a director of STI since the completion of the 2006 Acquisition, and chairman of the board of STI since June 2006. Mr. Wroe served as the President of the Sensors & Controls business of Texas Instruments since June 1995 and as a Senior Vice President of Texas Instruments since March 1998. Mr. Wroe was with Texas Instruments since 1972, and prior to becoming President of the Sensors & Controls business, Mr. Wroe worked in various engineering and business management positions.
Mr. Wroe is a member of the Executive Committee of the Massachusetts Business Roundtable and the Board of Trustees of the Massachusetts Taxpayers Foundation. He has been a director of Chase Corporation and GT Advanced Technologies, Inc., each public companies, since 2008 and 2013, respectively. He has been the Chairman of the Board of Apex Tool Group, LLC since September 2013, and was its CEO from October 2014 through February 2016. In addition, he is a member of the Board of Advisors to Boston College’s Carroll School of Management, and was formerly chairman of the board of directors of Cape Cod Healthcare and the Associated Industries of Massachusetts.
Mr. Wroe brings significant senior leadership, operational, industry, and technical experience to the Board. He has extensive knowledge of our business, including its historical development, and important relationships with our major customers. Mr. Wroe has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as CEO, Mr. Wroe had direct responsibility for our strategy and operations.
Stephen Zide, 57, has served as a director of the Company since our initial public offering in March 2010. Prior to our initial public offering, Mr. Zide served as a director of STI since the completion of the 2006 Acquisition. Mr. Zide is currently a Senior Advisor of Bain Capital. From 2001 through 2015, Mr. Zide was a Managing Director of Bain Capital. Prior to joining Bain Capital in 1997, Mr. Zide was a partner of the law firm Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide has been a director of Trinseo S.A., a public company, since 2010. Mr. Zide also serves on the board of directors of Consolidated Container Corporation. Previously, Mr. Zide served on the board of directors of HD Supply Holdings, Inc., a public company, from 2007 through 2014, Apex Tool Group, LLC from 2013 through 2014, and Innophos Holdings, Inc., a public company, from 2004 through 2013.
Mr. Zide brings to the Board extensive negotiating and financing expertise gained from his training and experience as a legal advisor, and later as a private equity professional and financial advisor. In addition, Mr. Zide has had significant involvement with us since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity and law.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EDGERLEY, SULLIVAN, BOLZENIUS, HEPPELMANN, PEFFER, POND, SKIDMORE, TEICH, WROE, AND ZIDE.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR
The Audit Committee of the Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as our independent auditor for fiscal year 2017. Ernst & Young was our independent auditor for fiscal year 2016. Dutch law requires shareholder ratification of the selection of our independent auditor. If this proposal is not approved by our shareholders at the General Meeting, the Audit Committee will reconsider its selection of Ernst & Young. The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote at the General Meeting will be required to ratify the selection of Ernst & Young.
Audit Fees
The aggregate fees billed for professional services rendered for us by Ernst & Young, our independent auditor, for fiscal years 2016 and 2015 were:

	2016	2015
	($ in thousands)
Audit Fees	$3,768	$3,785
Tax Fees	589	824
All Other Fees	3	3
Total Fees	$4,360	$4,612
“Audit Fees” include fees for professional services and expenses related to the respective fiscal year, irrespective of the period in which these services are rendered or billed, related to the audit and review of our financial statements. For fiscal years 2016 and 2015, audit fees included fees for professional services and expenses relating to the reviews of our quarterly financial statements filed on Form 10-Q for the quarters ended March 31, 2015 through September 30, 2016 and the audits of our annual financial statements filed on Form 10-K for each of the fiscal years 2016 and 2015. Audit Fees also include fees relating to the performance of statutory audits at certain of our non-U.S. subsidiaries and procedures relating to our Rule 144A private placement bond offerings.
“Tax Fees” include fees for professional services rendered and expenses incurred during the respective fiscal year, irrespective of the period in which these services are rendered or billed, related to tax planning, tax consulting, and tax compliance. Fees associated with tax compliance services were approximately $237 thousand and $322 thousand for fiscal years 2016 and 2015, respectively.
“All Other Fees” represent fees billed to us for a subscription to Ernst & Young’s accounting research tool.
No other professional services were rendered or fees were billed by Ernst & Young for fiscal years 2016 and 2015.
Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditor or on an individual explicit case-by-case basis before our independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All audit-related and tax and other services for fiscal years 2016 and 2015 were pre-approved by the Audit Committee.
The Audit Committee considered the compatibility of non-audit services performed by Ernst & Young with the maintenance of that firm's independence and determined that in each case, and at all times, Ernst & Young remained independent.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL YEAR 2017.

PROPOSAL 3a—DISCUSSION OF THE IMPLEMENTATION OF THE REMUNERATION POLICY IN 2016
At the General Meeting, we will discuss the implementation of the remuneration policy in 2016. We will do this on the basis of the paragraphs required by Dutch law as set out in the Dutch Statutory annual accounts for fiscal year 2016 (the "2016 Annual Accounts"). Shareholders will not be entitled to adopt a binding resolution regarding such implementation.

PROPOSAL 3b—ADOPTION OF THE 2016 ANNUAL ACCOUNTS
At the General Meeting, our shareholders will be asked to adopt our 2016 Annual Accounts and to authorize the preparation of our 2016 Annual Accounts and annual report of our directors (the “2016 Directors' Report”) in the English language, as required under Dutch law and our Articles of Association. We will also report on the business and the results of operations for fiscal year 2016 based on the 2016 Annual Accounts.
Our 2016 Annual Accounts are audited and prepared in accordance with International Financial Reporting Standards. The 2016 Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States. The 2016 Directors' Report, which is required by Dutch law and is similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2016 Annual Report, contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of our 2016 Annual Accounts can be accessed through our website, http://annualmeeting.sensata.com, and may also be obtained free of charge by request to Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703 or investors@sensata.com. Approval of this proposal will constitute approval of the matters set forth in the 2016 Annual Accounts and the 2016 Directors' Report.
In addition, under Dutch law, we are required to provide shareholders with an opportunity at the General Meeting to discuss our dividend policy and any major changes to that policy. Shareholders will not be entitled to adopt a binding resolution regarding our future dividend policy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 2016 ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF THE 2016 ANNUAL ACCOUNTS AND 2016 DIRECTORS' REPORT IN THE ENGLISH LANGUAGE.

PROPOSAL 4—DISCHARGING MEMBERS OF THE BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2016
At the General Meeting, as permitted under Dutch law and customary for Dutch companies, we are asking our shareholders to discharge the members of the Board of Directors from certain liabilities with respect to the exercise of their management and supervisory duties during fiscal year 2016. If our shareholders approve this proposal, then the Board members will not be liable to the Company for actions that they took on our behalf in the exercise of their duties during fiscal year 2016. However, the discharge does not apply to matters that are not disclosed to our shareholders, and it does not affect the liability, if any, of the Board of Directors to our shareholders. The discharge is also subject to the provisions of Dutch law relating to liability upon bankruptcy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR DISCHARGING THE MEMBERS OF THE BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2016.

PROPOSAL 5—EXTENSION TO THE BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING ORDINARY SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS
Under Dutch law and our Articles of Association, the Board of Directors may, subject to certain Dutch statutory provisions, be authorized to repurchase issued ordinary shares on our behalf, in an amount, at prices, and in a manner authorized by the shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase issued ordinary shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At our 2012 Annual General Meeting of Shareholders held on May 22, 2012, our shareholders authorized the Board of Directors for a period of 18 months to repurchase as many outstanding ordinary shares in the capital of the Company as is permitted by law and our Articles of Association, on the open market, through privately negotiated repurchases or in self-tender offers, at prices per share not less than the nominal value of an ordinary share and not higher than 110% of the market price at the time of the transaction. Such authorization has been extended at each subsequent annual general meeting of shareholders.
The Board of Directors believes that we would benefit from extending the authority of the Board to repurchase the ordinary shares of the Company. For example, to the extent the Board of Directors believes that the ordinary shares of the Company may be undervalued at the market levels at which they are then trading, repurchases of the share capital of the Company may represent an attractive investment for us. Such ordinary shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers, or similar transactions. The reduction in the issued capital in the Company resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of ordinary shares repurchased, if any, and the timing and manner of any repurchases, would be determined by the Board of Directors in light of prevailing market conditions, our available resources, and other factors that cannot now be predicted, but in no event shall any such repurchases exceed 10% of the outstanding ordinary shares, as determined on the record date, in the capital of the Company.
In order to provide us with sufficient flexibility, the Board of Directors proposes that our shareholders grant authority for the repurchase of up to 10% of the outstanding ordinary shares, as determined on the record date, in the capital of the Company, on the open market, through privately negotiated repurchases, or in self-tender offers, at prices per ordinary share not less than the nominal value of an ordinary share and not higher than 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the General Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE EXTENSION TO THE BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING ORDINARY SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS.

PROPOSAL 6—ADVISORY PROPOSAL ON THE 2016 COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER "EXECUTIVE COMPENSATION"
The Board of Directors believes that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders. You are urged to read the “Executive Compensation” section of this Proxy Statement for additional details on our executive compensation, including our philosophy and objectives, and the 2016 compensation of the Named Executive Officers.
Pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), and as a matter of good corporate governance, we are providing our shareholders with an advisory vote to approve the compensation of our Named Executive Officers disclosed in the "Executive Compensation" section of this Proxy Statement. Although this vote is non-binding, the Compensation Committee and the Board will consider the outcome of the vote when making future compensation decisions. This proposal gives you, as a shareholder, the opportunity to endorse or not endorse our executive pay program through the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the Company's compensation of its Named Executive Officers, as disclosed in the Proxy Statement for the 2017 Annual General Meeting of Shareholders pursuant to the compensation and disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table, and the other compensation tables, together with the accompanying narrative disclosure.”
An advisory vote on compensation of our Named Executive Officers is currently scheduled to occur each year. We expect the next advisory vote on executive compensation will occur at the 2018 Annual General Meeting of Shareholders. Our shareholders were last asked to vote on an advisory proposal regarding the frequency of the approval of the compensation of our Named Executive Officers at the 2014 Annual General Meeting of Shareholders. Votes on such proposals are required by the Dodd-Frank Act to be held at least every six years, and as such, we expect that the next such vote will occur at the 2020 Annual General Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 2016 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER "EXECUTIVE COMPENSATION."

PROPOSAL 7—AMEND THE COMPANY'S ARTICLES OF ASSOCIATION TO CHANGE THE REGISTERED OFFICE TO HENGELO, THE NETHERLANDS
The Company has moved the physical location of its Dutch headquarters to Hengelo, The Netherlands. In line therewith, at the General Meeting, the shareholders will be asked to resolve to amend our Articles of Association and to authorize the Chairman of the Board and each employee of Loyens & Loeff N.V. to execute the deed of amendment in front of R. van Bork, civil law notary in Amsterdam, The Netherlands or his deputy.
Upon amendment to the Articles of Association, the Company’s official seat will be Hengelo, The Netherlands.
As amended, Article 2.2 will read as follows:
“The official seat of the Company is Hengelo, The Netherlands.”
The consecutive text of the proposed Articles of Association as they will read after amendment will be placed on our website.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF ASSOCIATION TO CHANGE THE REGISTERED OFFICE TO HENGELO, THE NETHERLANDS, AND THE AUTHORIZATION OF THE CHAIRMAN OF THE BOARD AND EACH EMPLOYEE OF LOYENS & LOEFF N.V. TO EXECUTE THE DEED OF AMENDMENT.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that specify, among other things, the responsibilities, expectations, and operations of the Board of Directors as well as general qualification criteria for directors. Our Corporate Governance Guidelines are available on our website at www.sensata.com. In addition, free copies of the guidelines may be obtained by shareholders upon request by contacting the Vice President, Investor Relations at +1 (508) 236-3800. The Corporate Governance Guidelines are reviewed by the Nominating and Governance Committee and changes are recommended to the Board for approval as appropriate.
Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Employees
We have adopted a Code of Business Conduct and Ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer (who is also our principal accounting officer), and controller, and persons performing similar functions. In addition, we have adopted a Code of Ethics for Senior Financial Employees. Copies of the current Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Employees are available on our website at www.sensata.com. In addition, free copies of the codes may be obtained by shareholders upon request by contacting the Vice President, Investor Relations at +1 (508) 236-3800.
In the event that an amendment is made to either code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer (who is also our principal accounting officer), or controller, or persons performing similar functions, we will disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of either code of ethics to our principal executive officer, principal financial officer (who is also our principal accounting officer), or controller, or persons performing similar functions, we will disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver. Our website address is www.sensata.com.
Board Leadership Structure
Our Chairman of the Board is required to be a non-executive director in accordance with Dutch law. On May 21, 2015, the Board appointed Paul Edgerley as the Chairman of the Board. Thomas Wroe, our former non-executive Chairman of the Board, continued to serve as a non-executive director.
Risk Oversight
The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
The Board has delegated to the Audit Committee oversight of our risk management process. Among its duties, the Audit Committee: (a) reviews with management our policies with respect to risk assessment and management of risks that may be material to us, including the risk of fraud, (b) reviews the integrity of our financial reporting processes, both internal and external, including reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, (c) reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and (d) reviews our compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing legislative and regulatory developments that could materially impact our contingent liabilities and risk profile. Other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
Under the guidance of the Board, our management is responsible for managing the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance, and reporting levels. Our internal audit function (which is not a fixed department but a rotating system of internal finance personnel) serves as a monitoring control for Company-wide policies and procedures.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.
Director Independence
Certain rules of the New York Stock Exchange ("NYSE") require that a majority of the members of the Board of Directors be “independent directors,” and that all of the members of each of the Audit, Compensation, and Nominating and Governance

Committees of the Board be “independent directors,” in each case, as defined under the rules of the NYSE.
As of the date of this Proxy Statement, eight members of the Board qualify as "independent" directors (as such term is defined by the rules adopted by the U.S. Securities and Exchange Commission ("SEC") and the NYSE listing requirements). To be considered independent, the Board must determine each year that a director does not have any direct or indirect material relationship with us. When assessing the materiality of any relationship a director has with us, the Board reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or other relationship of a director impairs such director's independence.
The Board has affirmatively determined that each of the director nominees, with the exception of Mr. Wroe and Ms. Sullivan, qualify as independent. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In determining the independence of Messrs. Edgerley and Zide, the Board considered their roles as Senior Advisors at Bain Capital, in light of various historical relationships between us and Bain Capital, and concluded that these relationships did not impair the independence of these directors. The Board found that Mr. Wroe and Ms. Sullivan are not independent because of their respective former or current employment relationships with us.
Executive Sessions
In accordance with our Corporate Governance Guidelines, our non-executive directors meet in executive sessions on a periodic basis without management. The presiding director for purposes of leading these meetings is either Mr. Edgerley, when these executive sessions take place in connection with Board meetings, or the chairman of the standing committee, when these executive sessions take place in connection with standing committee meetings.
Shareholder Communications with the Board of Directors
Any shareholders or other interested parties who have concerns that they wish to make known to our non-executive directors should send any such communication to the Chairman of the Audit Committee in care of the offices of our U.S. operating subsidiary, Sensata Technologies, Inc., at 529 Pleasant Street, Attleboro, Massachusetts 02703. All such communication will be reviewed by the Chairman of the Audit Committee and discussed with the Audit Committee, which will determine an appropriate response or course of action. Examples of inappropriate communication include business solicitations, advertising, and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints, or suggestions), or raises grievances that are personal in nature.
Board Committees and Meetings
During fiscal year 2016, the Board of Directors held four meetings. We have no policy regarding director attendance at the General Meeting. No directors were present at the 2016 Annual General Meeting of Shareholders.
There are currently four standing committees of the Board, including the Audit, Compensation, Finance, and Nominating and Governance Committees. The following table provides current membership information for the Audit, Compensation, Finance, and Nominating and Governance committees of the Board of Directors:

Name	Audit	Compensation	Finance	Nominating and Governance
Paul Edgerley	—	—	X	X*
Martha Sullivan	—	—	—	—
Beda Bolzenius	X	—	—	—
James E. Heppelmann	—	X	X	—
Michael J. Jacobson (1)	X	—	—	—
Charles W. Peffer	X*	—	—	X
Kirk P. Pond	—	X*	—	X
Andrew Teich	—	X	X	—
Thomas Wroe	—	—	—	—
Stephen Zide	—	—	X*	—

*	Committee Chairperson

(1)
Mr. Jacobson, who has served as a director of the Company since its initial public offering in March 2010, has not been nominated for re-election and, accordingly, his service on the Board will terminate at the General Meeting.

Below is a description of the Audit, Compensation, Finance, and Nominating and Governance committees of the Board of Directors and information regarding committee meetings held in fiscal year 2016. The charter for each of our committees is available on the investor relations page of our website at www.sensata.com. You may contact the Vice President, Investor Relations at +1 (508) 236-3800 to obtain a printed copy of these documents free of charge.
Audit Committee
The Audit Committee is currently composed of three directors: Messrs. Peffer (who serves as Chairman) and Jacobson, and Dr. Bolzenius, each of whom is an independent director for audit committee purposes according to the rules and regulations of the SEC and the NYSE. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that Mr. Peffer is an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Audit Committee met four times during fiscal year 2016. If elected by the shareholders at the General Meeting, Ms. Skidmore will replace Mr. Jacobson on this committee, effective as of the date of the General Meeting. Ms. Skidmore is independent for audit committee purposes according to the rules and regulations of the SEC and the NYSE.
The primary functions of the Audit Committee are to serve as an independent and objective party to oversee our internal control system and processes related to accounting and financial reporting; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management, and the Board. The Audit Committee is responsible for (1) recommending the appointment, retention, termination, and compensation of our independent auditor to our shareholders, (2) approving the overall scope of the audit performed by our independent auditor, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of our independent auditor and our internal audit function, and our compliance with legal and regulatory requirements, (4) annually reviewing our independent auditor's report describing the auditing firm's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, or review by the U.S. Public Company Accounting Oversight Board, of our independent auditor, (5) discussing our annual audited financial and quarterly statements with management and our independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management and our independent auditor, (9) reviewing with our independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of our independent auditor, (11) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time, and (12) reporting regularly to the Board of Directors.
Compensation Committee
The Compensation Committee is currently composed of three directors: Messrs. Pond (who serves as Chairman), Heppelmann, and Teich, each of whom is an independent director for compensation committee purposes according to the rules and regulations of the SEC and the NYSE. The Compensation Committee met four times during fiscal year 2016.
The Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our equity incentive plans. The Compensation Committee is responsible for (1) reviewing compensation policies, plans, and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans, (6) handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time, and (7) reporting regularly to the Board of Directors.
Finance Committee
The Finance Committee is currently composed of four directors: Messrs. Zide (who serves as Chairman), Edgerley, Heppelmann, and Teich. The Finance Committee did not meet during fiscal year 2016.
The purpose of the Finance Committee is to (1) review potential transactions, including strategic investments, mergers, acquisitions, and divestitures, and oversee debt or equity financings, credit arrangements, investments, and other similar transactions as part of our business strategy, (2) make recommendations to the Board regarding material potential transactions, (3) approve non-material transactions without need for further Board action, (4) evaluate and oversee policies governing our capital structure, including dividend policies and share repurchases, consider events and actions that impact our capital structure, and make recommendations to the Board and our management with respect to borrowing and equity practices, (5) evaluate other financial strategies, such as our hedging policy, and special projects as brought to the Finance Committee by management, (6) handling such other matters that are specifically delegated to the Finance Committee by the Board of Directors from time to time, and (7) reporting regularly to the Board of Directors.

Nominating and Governance Committee
The Nominating and Governance Committee is currently composed of three directors: Messrs. Edgerley (who serves as Chairman), Peffer, and Pond, each of whom is an independent director for nominating and governance committee purposes according to the rules and regulations of the SEC and the NYSE. The Nominating and Governance Committee met four times during fiscal year 2016.
The Nominating and Governance Committee assists the Board by identifying individuals qualified to become members of the Board of Directors based on criteria established by the Board, and by developing our corporate governance principles. Responsibilities of the Nominating and Governance Committee include: (1) evaluating the composition, size, and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering shareholder nominees for election to the Board, (3) evaluating and recommending candidates for election to the Board, (4) overseeing the performance and self-evaluation process of the Board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes, and (6) reporting regularly to the Board of Directors.
One of the goals of the Nominating and Governance Committee is to assemble a board of directors that offers a variety of perspectives, backgrounds, knowledge, and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements, and the long-term interests of our shareholders. We have a policy regarding age and length of term for our Board members. To limit the impact of such a policy on the continuity of Board membership, we have a strategy for rotation of our directors, which we are in the process of implementing, and which we expect to continue to implement in the coming years.
The Nominating and Governance Committee generally will evaluate each candidate for election to the Board of Directors based on the extent to which the candidate contributes to the range of talent, skill, experience, and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, understanding of our industry and business, diversity, potential conflicts of interest, availability, independence of thought, and overall ability to represent the interests of our shareholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. The Nominating and Governance Committee may engage, for a fee, search firms to identify and assist with identifying, evaluating, and screening candidates for the Board.
In evaluating candidates for election to the Board of Directors, the Nominating and Governance Committee and the Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds, gender, and race enhances the Board's performance of its leadership and oversight functions. Directors with a variety of professional and personal experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints. As a result, they will be prepared to ask questions and make proposals and decisions from a broader range of professional and personal views. Such diversity enables a broader critical review of more aspects of our business, which we believe enhances, among other things, the Board’s oversight of our risk management processes. A third-party search firm was retained by the Nominating and Governance Committee in order to identify and evaluate potential nominees for director of the Company.
The Nominating and Governance Committee will consider shareholder recommendations of nominees (other than self-nominations) for election to the Board, provided that a complete description of the nominees’ qualifications, experience, and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations. Such recommendations should be submitted in writing to the attention of the Nominating and Governance Committee, Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703.
Attendance at Board and Committee Meetings
Each of our directors attended more than 75% of the total number of Board and committee meetings that such director was eligible to attend during fiscal year 2016.
Family Relationships
There are no familial relationships between any of our executive officers or directors.

Compensation Committee Interlocks and Insider Participation
No current member of the Compensation Committee, or member who served on the Compensation Committee during fiscal year 2016, is or has been an officer or employee of the Company, and none of our executive officers currently serves or served during fiscal year 2016 as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other third-party entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee or any board committee of any of our subsidiaries. There are, and during fiscal year 2016 there were, no interlocking relationships between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.
Report of the Audit Committee of the Board of Directors
In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee has also discussed with our independent auditor the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee has discussed with our independent auditor the matters required to be discussed by PCAOB Auditing Standard No. AS 1301, "Communications with Audit Committees." In addition, the Audit Committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by Ernst & Young during fiscal year 2016 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2016 audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC. The Audit Committee and Board of Directors have also recommended the selection of Ernst & Young LLP as our independent auditor for fiscal year 2017.
From the members of the Audit Committee:
Charles W. Peffer, Chairman
Beda Bolzenius
Michael J. Jacobson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted a statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to the Audit Committee. No related person transaction will be consummated or will continue without the approval or ratification of the Audit Committee. If advance Audit Committee approval is not feasible, then the related person transaction shall be considered and may be ratified, modified, or terminated as the Audit Committee may determine at its next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote involving a related person transaction in which they have an interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the ordinary shares of the Company by (1) each person known to us to beneficially own 5% or more of the ordinary shares of the Company; (2) each of the Named Executive Officers and directors and the current director nominee; and (3) all of our executive officers and directors as a group, which excludes the director nominee. All information is as of March 31, 2017, with the exception of the shares beneficially owned by the 5% beneficial owners, which is as of December 31, 2016.
The percentage of shares beneficially owned is based upon 178,562,449 legally issued ordinary shares according to Dutch law as of March 31, 2017, which includes 7,412,147 legally issued shares that we have repurchased but that have not been legally retired and 125,915 legally issued shares that have been forfeited but not yet legally retired, and in each case are not considered outstanding for accounting purposes.
Beneficial ownership is determined in accordance with the applicable rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days and restricted securities that vest within 60 days are deemed to be outstanding and beneficially owned by the person holding these options or securities for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Ordinary Shares Beneficially Owned	Percentage of Outstanding Shares
5% Beneficial Owners:
T Rowe Price Associates, Inc. (1)(2)(3)	18,668,607	10%
Janus Capital Management LLC (1)(2)(3)	13,406,213	8%
The Vanguard Group, Inc (1)(3)	12,788,323	7%
Capital Research Global Investors (1)(2)(3)	10,812,316	6%
Tesuji Partners, LLC (3)	10,000,159	6%
Franklin Mutual Advisers, LLC (1)(2)(3)	8,863,396	5%
Directors, Director Nominee, and Named Executive Officers: (4)
Martha Sullivan	977,314	*
Paul Vasington	80,548	*
Jeffrey Cote	323,271	*
Steven Beringhause	188,273	*
Allisha Elliott	86,883	*
Paul Edgerley	66,700	*
Beda Bolzenius	—	*
James E. Heppelmann	14,940	*
Michael J. Jacobson	94,940	*
Charles W. Peffer	39,940	*
Kirk P. Pond	53,440	*
Constance E. Skidmore (director nominee)	—	*
Andrew Teich	15,640	*
Thomas Wroe	554,089	*
Stephen Zide	64,940	*
All directors and executive officers as a group (14 persons)	2,560,918	1%
______________

*	Less than 1%

(1)	Reporting person is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(2)
For the purposes of the reporting requirements of the Securities Exchange Act of 1934, this reporting person is deemed to be a beneficial owner of such securities, however, this reporting person expressly disclaims beneficial ownership of these ordinary shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

(3)	Information for our shareholders that beneficially own greater than 5% of our ordinary shares can be disaggregated as follows:

			Ordinary Shares
	Source of Information		Voting Power		Dispositive Power
	Schedule	Filing Date	Sole	Shared	Sole	Shared	Address
T Rowe Price Associates, Inc.	13G/A	February 7, 2017	6,269,624	—	18,668,607	—	100 E. Pratt Street Baltimore, MD 21202
Janus Capital Management LLC	13G/A	February 14, 2017	13,401,124	5,089	13,401,124	5,089	151 Detroit Street Denver, CO 80206
The Vanguard Group, Inc	13G/A	February 13, 2017	106,842	30,842	12,660,747	127,576	100 Vanguard Blvd. Malvern, PA 19355
Capital Research Global Investors	13G/A	February 14, 2017	10,812,316	—	10,812,316	—	333 South Hope Street Los Angeles, CA 90071
Tesuji Partners, LLC	13F	February 15, 2017	10,000,159	—	10,000,159	—	118 West 57th Street New York, NY, 10019
Franklin Mutual Advisers, LLC	13G	February 7, 2017	8,863,396	—	8,863,396	—	101 John F Kennedy Pkwy Short Hills, NJ 07078

(4)	Information regarding the holdings of our directors, director nominee, and Named Executive Officers can be disaggregated as follows:

	Direct Holdings				Indirect Holdings
	Ordinary Shares	Options		Restricted Securities	Ordinary Shares
	Held at 3/31/17	Currently Exercisable	Exercisable within 60 days	Vesting within 60 days	Held at 3/31/17
Martha Sullivan	145,536	673,228	133,058	25,492	—
Paul Vasington	19,710	28,140	24,973	7,725	—
Jeffrey Cote	91,437	160,135	60,111	11,588	—
Steven Beringhause	29,650	114,115	36,783	7,725	—
Allisha Elliott	8,633	62,646	12,320	3,284	—
Paul Edgerley	—	66,700	—	—	—
Beda Bolzenius	—	—	—	—	—
James E. Heppelmann	—	14,940	—	—	—
Michael J. Jacobson	5,000	64,940	—	—	25,000	(a)
Charles W. Peffer	2,000	37,940	—	—	—
Kirk P. Pond	2,000	51,440	—	—	—
Constance E. Skidmore (director nominee)	—	—	—	—	—
Andrew Teich	—	15,640	—	—	—
Thomas Wroe	5,285	542,340	—	—	6,464	(b)
Stephen Zide	—	64,940	—	—	—

(a)	Includes 8,000 ordinary shares held by PGE Management and 17,000 shares held by the reporting person's IRA.

(b)	Includes 6,464 ordinary shares held indirectly by a trust established for the benefit of the reporting person's children.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and certain persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal year 2016. Our officers, directors, and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal year 2016, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION
The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis section provides an overview of our executive compensation philosophy and how and why the Compensation Committee (the "Committee") arrives at specific compensation decisions and policies. The Committee's written charter is available on our website (www.sensata.com).
This Compensation Discussion and Analysis section describes the material elements of our compensation program for the executive officers listed in the Summary Compensation Table (each, a “Named Executive Officer” and collectively, the "Named Executive Officers" or "NEOs"). Below are the names and principal positions of our Named Executive Officers as of the end of the Company's 2016 fiscal year.
Martha Sullivan, President and Chief Executive Officer ("CEO")
Paul Vasington, Executive Vice President and Chief Financial Officer ("CFO")
Jeffrey Cote, Executive Vice President, Sensing Solutions and Chief Operating Officer ("COO")
Steven Beringhause, Executive Vice President, Performance Sensing and Chief Technology Officer ("CTO")
Allisha Elliott, Senior Vice President and Chief Human Resources Officer ("CHRO")(1)
Business Vision and Strategy
We are a leader in designing, customizing, and manufacturing innovative, mission-critical sensor and control products that improve the safety, efficiency, productivity, and sustainability of our customers' products.
As evidenced by our deep-rooted customer relationships forged over a 100 year history, we differentiate ourselves by working closely with our customers to design and manufacture unique solutions that meet their complex and evolving requirements. Moreover, our performance, quality, and reliability, together with our global manufacturing scale, help to create and sustain long lasting bonds with our customers.
We strive to outperform the markets we serve by delivering organic revenue growth in excess of changes in underlying end-market production levels, and we have leading and expanding positions in markets with attractive, long-term growth opportunities. We leverage our global manufacturing capabilities to drive productivity gains, grow earnings, and further expand margins. We augment this organic growth with an acquisition strategy that leverages our strong cash flows, healthy capital structure, and proven integration framework.
We execute our strategy with a disciplined focus towards targeted business priorities that guide and align our actions to the needs of our customers, shareholders, and employees. We operationalize these priorities through a global management system that drives a culture of responsible performance. The Committee designs our annual and long-term incentive compensation programs to promote the execution of our business strategy. The table below illustrates the connections between our business objectives, strategy, and incentive-based compensation metrics.
______________________________________________________________________________________________________________

(1)	Ms. Elliott's role expanded in fiscal year 2016 to include oversight of global communications

	Objective		Strategy	Key Metric
Short-Term	Meet or exceed annual earnings guidance	●	Deliver organic revenue growth in excess of end-market production growth	Adjusted EPS(1) (1 Year)
		●	Leverage global scale and highly integrated business model to drive productivity gains and expand margins
		●	Achieve key integration milestones to create new synergies and optimize integration spend
Long-Term	Double-digit earnings growth	●
Win in Sensing, with leading and expanding positions in markets with attractive long-term growth opportunities fueled by our customers’ need for improvements in safety, efficiency, productivity, and sustainability, augmented by evolving regulations that raise industry standards
Adjusted EPS(1) (3 Years)
		●	Increase profitability of acquired businesses through efficient execution of defined integration plans
		●	Drive improved productivity gains to sustain margin expansion
	Effective and responsible capital deployment	●	Generate strong free cash flow to provide financial flexibility	ROIC(2) - 3 Years (Modifier) Adjusted EPS(1) (3 Years)
		●	Repeatedly identify and execute high return acquisitions and quickly integrate acquired businesses
		●	Balance M&A execution with capital returns to stakeholders
Our overall compensation program is structured to pay for performance, and to incentivize executives to balance both the short- and long-term interests of our shareholders. The majority of total compensation offered to our executives comes in the form of an annual incentive bonus and equity awards granted under our long-term incentive ("LTI") program, both of which represent "pay at risk." Payouts under the annual incentive bonus are dependent on, and tied to, achievement of our short-term business objectives. Equity awards granted under the LTI program include stock options, restricted stock units ("RSUs"), and performance-based restricted stock units ("PRSUs"). The realized value of stock options and RSUs is tied to our stock performance and the realized value of PRSUs is tied to both our stock performance as well as the Company's long-term operating performance. The Committee believes that our compensation programs are designed to hold our executives accountable for our short- and long-term financial and operational performance.
2016 Say on Pay Vote and Response to Shareholders' Feedback
We submitted our executive compensation program to an advisory vote of our shareholders at the 2016 Annual General Meeting of Shareholders, and it received overwhelming support of 98.7% of the votes cast. We engage in a dialogue with nearly all of our significant shareholders annually in order to understand their perspectives on our compensation programs and other corporate governance topics. Our Compensation Committee considered shareholder feedback as part of its annual assessment of the Company's overall executive compensation program and policies. The Committee reaffirmed the core structure of our executive compensation program in fiscal year 2016 based on strong shareholder support for our prior year advisory resolution on executive compensation and significant changes made to our annual incentive bonus and long–term incentive programs in recent years, including:

•	Shifted the long-term incentive compensation mix to increase emphasis on performance by increasing performance-based restricted stock units (“PRSUs”) to a 50% weighting;

•	Added a CEO and executive scorecard, which is based on business and strategic objectives and is a modifier to the Annual Bonus which had historically been tied to Adjusted EPS only;

•	Updated our Insider Trading Policy to clearly prohibit hedging or pledging by all directors, officers, and employees;

•	Implemented a Clawback Policy that gives the Committee the ability to clawback officer bonuses or equity in the event of a restatement of our financial results due to misconduct; and
______________________________________________________________________________________________________________

(1)
Adjusted EPS is a non-GAAP measure that is used to help evaluate the success of our executives, as it is one of the performance criteria associated with our "pay at risk" compensation programs. It is also a measure that management uses to evaluate our business performance, and is discussed in the "Highlights of our 2016 Business Results" section later in this Proxy Statement. As such, a reconciliation of Adjusted EPS to Diluted net income per share is included in the Appendix.

(2)
ROIC is a non-GAAP measure that has the potential to modify the number of PRSUs that convert into ordinary shares, upwards or downwards by up to 15%, based on achievement of the Company’s Adjusted EPS goals. Refer to “Elements of Executive Compensation” section later in this Proxy Statement for additional discussion around the nature and objectives of this compensation measure. We define ROIC as Adjusted Earnings before Interest divided by Total Invested Capital. Adjusted Earnings before Interest is defined as net income before interest expense, net, depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory, deferred income tax and other tax (benefit)/expense, deferred (gain)/loss on other hedges, financing and other transaction costs, restructuring and special charges, and other costs. Total Invested Capital is defined as the trailing five quarter average of the sum of shareholders' equity, long-term debt, net deferred tax liabilities, and long-term capital lease and other financing obligations.

•	In addition to Adjusted EPS we also added ROIC as a long-term incentive performance metric encouraging executives to make investment decisions that balance growth with financial returns.
The Committee will continue to consider and monitor shareholder feedback when making decisions involving executive compensation. In 2017, in response to shareholder feedback on our organic revenue performance, we included a performance-based restricted stock unit award specifically tied to driving organic revenue growth over a three-year period.
Executive Summary
Highlights of our 2016 Business Results
During 2016 the Company delivered strong organic earnings growth and margin expansion as well as fortified its balance sheet by using its solid free cash flow to reduce debt and lower its net leverage ratio. Technology leadership, innovation, quality and service are the cornerstones of our growth model, and we continue to secure future business through new design wins across key growth initiatives as well as invest in promising new growth markets such as autonomous driving and electrification. The integrations of acquired businesses have proceeded very well and are contributing significantly to our earnings growth and margin expansion. In addition, continued operational excellence executed through our integrated business model creates the foundation for sustainable productivity and efficiency gains as well as expanding operating margins.
As we look forward we will sustain our disciplined focus on delivering double digit adjusted earnings per share(1) growth and strong cash flow generation, expanding profit margins including those of acquired businesses as we complete their integrations, executing on new design wins, further developing emerging technologies, and capturing new attractive long-term growth opportunities.
Key accomplishments for 2016 include:

•	Net revenue increased 7.6% (1.6% organic net revenue growth(2)) to a record $3.2 billion

•	Organic Adjusted EPS(1) increased 14.2% despite low organic revenue growth this year

•	Organic Adjusted net income margins(1) increased 190 basis points reflecting the ongoing benefits of integration activities and continued productivity improvements

•	Increased the profitability of acquired businesses as evidenced by the improvement in the combined Adjusted EBIT margins of Schrader and CST since the time of acquisition

•	Secured significant new design wins across key growth initiatives

•	Continued to invest for future growth, such as autonomous driving and electrification

•	Free cash flow(1) increased 9.9% to $391 million, or 12% of net revenue

•	Net leverage ratio(1) declined to 3.8x using our strong free cash flow to reduce debt

Net revenue has grown at a compound annual growth rate (“CAGR”) of 17.4% over the past three years. The primary drivers of our net revenue growth during this time were the acquisitions of Schrader and CST, which closed in the fourth quarters of 2014 and 2015, respectively. These businesses contributed approximately $890 million of net revenue in fiscal year 2016.
______________________________________________________________________________________________________________

(1)
Represents a non-GAAP financial measure. Refer to the Appendix included at the end of this Proxy Statement for a definition and reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

(2)	Organic net revenue growth is defined on page 40 of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 2, 2017.

Adjusted EPS has grown at a CAGR of 10.4% over the past three years.
Free cash flow has grown at a CAGR of 7.7% over the past three years. The primary driver of this growth was higher profitability.
Over the past three years, TSR has been volatile with periods being both above and below peers and the S&P 500. Our compensation programs strive to align CEO compensation with Company performance and shareholder returns.

As of December 31, 2016 the aggregate realizable pay for our CEO over the three-year period from 2014 to 2016 is approximately 61% of the target pay, as shown in the chart above. This supports the strong alignment of our executive compensation program with both Company and stock price performance.
In light of our performance as highlighted above and in keeping with our practice of setting stretch goals for our compensation plans, our Annual Incentive Bonus paid out at 88% of target for our CEO and 89% of target for our other NEOs for fiscal year 2016. Additionally, our PRSUs related to the performance period from January 1, 2014 to December 31, 2016 will vest at 96% of target for both the CEO and other NEOs.
______________________________________________________________________________________________________________

*
Target Pay is defined as the sum of base salary, annual incentive bonus target, the target grant date fair value of PRSUs, and the grant date fair value of options and RSUs over the three-year period from 2014 to 2016.

**
Realizable Pay is defined as the sum of base salary, actual annual incentive bonus payout, market value of unvested RSUs (number of units times fiscal year 2016 closing price of our ordinary shares), market value of unexercised options (number of options times excess, if any, between fiscal year 2016 closing price of our ordinary shares and exercise price), and market value of unvested PRSUs (number of units expected to vest, taking into consideration actual performance versus targets, times fiscal year 2016 closing price of our ordinary shares).

Executive Compensation Philosophy and Objectives
Our philosophy in establishing compensation policies for our NEOs is to align “pay at risk” compensation with our strategic goals and growth objectives, while offering market competitive target compensation that enables us to attract and retain highly qualified executives.
The primary objectives of our overall executive compensation program for our NEOs are listed in the table below:

Objectives		How We Meet Our Objectives
Attract and retain highly qualified executive officers	●	Provide a competitive total pay package taking into account base salary, bonus, long-term incentives, and benefits
	●	Regularly evaluate our pay programs against that of our peer group
Reward outstanding personal performance	●	Annual adjustments to base salary take into account individual performance
	●	Annual long-term incentive awards are granted taking into consideration individual performance as well as role
Promote and reward the achievement of our long-term value-creation objectives	●	Provide a significant portion of each NEO’s total direct compensation in the form of variable compensation that is pay at risk
	●	Align our executive compensation with the long-term performance of the Company
	●	Tie vesting of PRSUs to the Company's Adjusted EPS and ROIC performance over a three-year period
	●	Administer plans to include three year performance cycles on PRSUs, three year vesting schedules on time-based restricted stock units ("RSUs"), and four year vesting schedules on stock options
Performance accountability	●	Performance targets associated with our plans are based on stretch goals aligned with high growth expectations in support of our short- and long-term strategies
Align the interests of our NEOs with those of the Company and shareholders	●	Share ownership guidelines encourage alignment between long-term shareholder value and management decisions
	●	Annual and long-term incentive compensation represents, on average, more than 75% of total direct compensation for each of our NEOs
Compensation Best Practices
The following table highlights the compensation best practices utilized by the Company:

	What We Do		What We Don't Do
✓	Link annual incentive compensation to the achievement of our objective pre-established performance goals	✗	No golden parachute excise tax gross-ups for executive officers upon a change-in-control
✓	Provide the majority of our 2016 long-term incentive compensation through vehicles linked to shareholder value-creation (PRSUs and stock options)	✗	Don't allow hedging or pledging of Company stock
✓	Apply robust minimum stock ownership guidelines	✗	No “single-trigger” change-of-control cash payments
✓	Maintain a claw-back policy	✗	No excessive perquisites
✓	Evaluate the risk of our compensation program	✗	No resetting of financial targets for PRSUs
✓	Use an independent compensation consultant	✗	No backdating or repricing of stock options
Elements of Executive Compensation
Compensation Program Overview
Our Company offers the traditional compensation elements of base salary, bonus, long-term incentives, and limited perquisites and benefits. The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees, and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with comparisons to our peer group. The Committee also considers pay and employment conditions of other employees within the Company (internal pay equity) in determining executive compensation. The Committee believes that the design of our compensation program is appropriate and competitive.

Pay Mix
In alignment with our pay-for-performance philosophy, our total executive compensation pay mix is heavily weighted toward variable compensation which helps to align the interests of our executives with long-term value-creation and shareholder interests. Annual and long-term incentive compensation represents 85% of target total direct compensation for our CEO and, on average, more than 75% of target total direct compensation for our other NEOs.

FIXED
15%
18%
23%
10%
34%
CEO
85%
AT-RISK
FIXED
24%
22%
19%
8%
27%
OTHER NEOS
76%
AT-RISK
BASE SALARY
TARGET BONUS
OPTIONS
RSU
PRSU

Base Salary
The base salary for each NEO is based on that executive’s scope of responsibilities, taking into account the competitive market compensation paid by companies within our established peer group to executives in similar positions. We believe that each of our executives' base salaries should generally be targeted around the market median of salaries paid to executives in similar positions, and with similar responsibilities, at comparable companies, as described in the section "Compensation Benchmarking and Survey Data."
Base salaries are reviewed by the Committee annually. Annual adjustments to an executive’s base salary take into account individual performance (based on achievement of pre-determined goals and objectives), market position of the individual’s current base salary versus our desired market positioning, our historical pay practices with respect to that position, affordability of any increase, and internal pay equity.
The following table provides information concerning the base salaries of our NEOs as of the end of our 2016 and 2015 fiscal years:

Name	2015 Base Salary	2016 Base Salary	% Increase
Martha Sullivan	$815,000	$850,000	4.3%
Paul Vasington	$451,041	$466,827	3.5%
Jeffrey Cote	$548,998	$559,978	2.0%
Steven Beringhause	$440,000	$462,000	5.0%
Allisha Elliott	$312,666	$334,553	7.0%

Annual Incentive Bonus
Our NEOs participate in the executive annual incentive bonus program. Each year, we establish bonus targets for our executives based on the executive’s scope of responsibilities while taking into account the competitive market compensation paid by comparable companies to executives in similar positions. The annual incentive bonus is targeted at a level that, when combined with the executive's base salary, yields total annual cash compensation that approximates the market median. For 2016, target annual incentive bonuses were established at the levels listed below:

Name	2016 Annual Incentive Bonus Target (as a % of base salary)
Martha Sullivan	125%
Paul Vasington	100%
Jeffrey Cote	100%
Steven Beringhause	100%
Allisha Elliott	65%
The annual incentive bonus consisted of two performance factors: 1) achievement of our Adjusted EPS growth goal and 2) achievement of business and strategic goals established in the performance scorecard. The performance against the pre-established goals outlined in the scorecard is determined by applying the percentage achievement against each weighted goal. This score is then applied as a modifier against the achievement of our Adjusted EPS growth goal.
The non-CEO executives have a combined performance scorecard (the "Executive Scorecard") for purposes of our annual incentive bonus program. This design better aligns our executive officers' performance incentives with our highly matrixed and interdependent structure. The CEO has an individual scorecard (the "CEO Scorecard") that is evaluated by the full Board of Directors. In addition, the Committee may exercise negative discretion in determining final payouts.
This two prong design is intended to motivate executives to focus on the achievement of both financial and strategic priorities. Annual Incentive Bonus payouts are calculated as follows:

Annual Incentive Bonus Target ($)	*	Achievement of Adjusted EPS Growth Goal Relative to Target (%)	*	Performance Score (%)	=	Annual Incentive Bonus Payout ($)
Adjusted EPS
In establishing earnings goals, the Committee considered recent earnings performance, management’s near-term operating and financial plans, and shareholder expectations. The 2016 Adjusted EPS growth goals disclosed in the table below include (i.e., are net of) an estimated (8%) decline relative to the Company’s 2015 Adjusted EPS, due solely to differences in foreign currency exchange rates. The target 2016 growth goal of 10% equates to an Adjusted EPS of $3.02 which significantly exceeded the midpoint of the Company’s annual guidance ($2.87) and represented an increase of 10% over 2015 Adjusted EPS despite the unfavorable impact of foreign-currency exchange rates. The actual impact of foreign-currency exchange rates on the Company’s fiscal year 2016 Adjusted EPS was in line with estimates at the time the performance goals were determined.
In addition to designing compensation programs that pay for performance, an important aspect of our compensation philosophy is to offer market competitive total compensation. Doing so allows us to attract, retain, and motivate highly qualified executive officers. Based on a market competitive assessment performed by our independent compensation consultant, including an analysis of companies within our peer group, the Committee adjusted the minimum annual incentive bonus payout from 25% to 50%. The Committee’s determination of 2016 Adjusted EPS growth goals took into consideration this adjustment.

	Adjusted EPS Growth Goal	Percentage of Target Payout
Threshold	-2%	50%
Hurdle	1%	70%
Hurdle	6%	90%
Target	10%	100%
Hurdle	15%	135%
Maximum	17%	200%
As reflected in the table above, the actual annual incentive bonus for our executive officers could have been less than or greater than their target annual incentive bonus, depending on the Company's overall financial performance and the executive scorecard results. The actual payout will be interpolated on a straight line basis based on the table above.
Actual Performance Against Adjusted EPS Growth Goal
Our 2016 Adjusted EPS growth was 5.1%, which resulted in an 88% payout relative to target.
Performance Scorecard
In addition to our Adjusted EPS growth goal, the incentive plan provides for a modifier based on performance against a scorecard. The CEO as well as all other executives can receive a score between 0% - 150%. In order for the modifier to apply, Adjusted EPS growth achievement must be at or above threshold performance. The scorecards are developed each year and include measurable business and strategic goals that can be reviewed at the end of the year and objectively scored. The weightings of each goal can vary from year to year and may be different between the CEO and non-CEO executive scorecards. The purpose of the performance scorecard is to tie bonus payouts to the achievement of strategic imperatives that our executive management can impact. These goals align our executives' decisions with the execution of our strategic initiatives.
CEO Scorecard
At the end of the year, the Committee reviewed the CEO’s pre-set scorecard in light of her accomplishments and determined the resulting individual performance score. Summarized below is the CEO Scorecard along with the resulting CEO Performance Score as determined by the Committee.

	Below	Meets	Exceeds
Total Shareholder Return	✓
Net Revenue Growth		✓
Strategic Initiatives			✓
Acquisitions			✓
Team Development		✓
CEO Performance Score = 100%
Key Accomplishments

•	Increased Net revenue 7.6% (1.6% organic net revenue growth) to a record $3.2 billion

•	Closed new business wins worth an expected $420 million in future annual revenues

•
Executing on long-term strategy to penetrate autonomous driving and other advanced driver assistance systems (ADAS) markets by establishing partnership with Quanergy, a LiDAR technology innovator, to together provide component-level solid state LiDAR sensors to the ground transportation market

•	Drive commercial excellence with new tools, systems, and processes to capture attractive long-term growth opportunities

•	Increased organic adjusted earnings per share 14.2% despite 1.6% organic net revenue growth

•	Increased the profitability of acquired businesses as evidenced by the improvement in the combined Adjusted EBIT margins of Schrader and CST since the time of acquisition

•	Continued to build and develop the executive team and bench

Executive Scorecard
All the non-CEO executives are assessed together against one Executive Scorecard which drives strong alignment and collaboration among the executives on key business and strategic objectives. At the end of the year, the CEO assessed the Executive Scorecard against actual performance, determined the resulting performance score, and made recommendations to the Committee. Summarized below is the scorecard for our non-CEO executives along with the resulting Executive Performance Score as determined by the Committee.

	Below	Meets	Exceeds
Total Shareholder Return	✓
Free Cash Flow			✓
Strategic Initiatives			✓
Strategic Long-Term Growth		✓
Customer Delivery		✓
Organizational Development		✓
Executive Performance Score = 101%
Key Accomplishments

•	Increased Organic Adjusted net income margins 190 basis points to 17.9% reflecting on-going benefits of integration activities, productivity improvements and cost reduction programs

•	Executed continuous improvement initiatives that underpin the 8.8% increase in Organic Adjusted EBIT(1)

•	Increased the effectiveness of our research, development and engineering effort and new product development cycle through improved management tools, systems and processes

•	Successfully filled all key roles through internal promotions and talent additions

•	Increased free cash flow 9.9% to $391 million, or 12% of net revenue

•	Strengthened the balance sheet by lowering our net leverage ratio to 3.8x, and $336 million of debt repayments during the year

•	Delivered a record $2.39 billion in Net revenue for the Performance Sensing segment, or 1.9% organic growth on flat market growth
2016 Annual Incentive Results
Based on the Company’s Adjusted EPS performance and Performance Scores, the table below shows the actual bonus results for our CEO at 88% of target and our other NEOs at 89% of target:

Name	Annual Incentive Bonus Target (%)	Annual Incentive Bonus Target	Achievement of Adjusted EPS Relative to Target	Performance Score	Annual Incentive Bonus Payout	2016 Annual Incentive Bonus Payout as a % of Target
Martha Sullivan	125%	$1,062,500	88%	100%	$935,000	88%
Paul Vasington	100%	$466,827	88%	101%	$414,916	89%
Jeffrey Cote	100%	$559,978	88%	101%	$497,709	89%
Steven Beringhause	100%	$462,000	88%	101%	$410,626	89%
Allisha Elliott	65%	$217,459	88%	101%	$193,278	89%
________________________________________________________________________________________________________________________________________________________________________________________

(1)
Represents a non-GAAP financial measure. Refer to the Appendix included at the end of this Proxy Statement for a definition and reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Equity Compensation
Equity compensation is granted to our executive officers and other key employees as a long-term, non-cash incentive. Our equity compensation structure is intended to accomplish the following main objectives:
•balance and align the interests of participants and shareholders;
•reward participants for demonstrated leadership and performance aimed towards the creation of shareholder value;
•increase equity holding levels of key employees;
•ensure competitive levels of compensation opportunity in line with our peer group; and
•assist in attracting, retaining, and motivating key employees, including the NEOs.
We primarily grant stock options, PRSUs, and RSUs under the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (the “2010 Equity Plan”), which was adopted in connection with our initial public offering, as the principal method of providing long-term incentive compensation. Prior to our initial public offering, we granted stock options to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (the “2006 Option Plan”), and we granted restricted securities to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan (the “2006 Purchase Plan”). It is expected that no further grants will be made under the 2006 Option Plan or the 2006 Purchase Plan.
2010 Equity Plan. The 2010 Equity Plan is administered by the Committee, provided that the Board of Directors may resolve that certain specified actions or determinations of the Committee shall require the approval of the Board. Under this plan, the Committee may grant stock options, stock appreciation rights, restricted securities, performance awards, other stock-based awards, other cash-based awards, and any combination thereof. Individuals eligible to participate include our officers, directors, employees, consultants, and advisors. An aggregate of 10,000,000 ordinary shares have been authorized for grants of awards under the plan, subject to adjustment in certain cases.
Awards granted under the 2010 Equity Plan are generally not transferable by the recipient of the award. Unless otherwise specified in an award agreement, in the event of a “change in control” (as defined in the 2010 Equity Plan), if a participant is terminated without “cause” (as defined in the 2010 Equity Plan) within 24 months thereafter, all of such participant’s options, restricted securities, and stock appreciation right ("SAR"), performance awards or other stock-based awards under the 2010 Equity Plan will be considered 100% vested.
Other than in the event of a change in control, and unless the Committee determines otherwise, if a participant ceases to be employed by the Company and its subsidiaries for any reason, then the portion of such participant’s awards that have not fully vested as of the termination date expire at such time. The portion of a participant’s awards that are not subject to vesting, or that have fully vested as of the termination date, expire (A) 60 days after the termination date if the participant ceases to be employed by the Company and its subsidiaries for any reason other than termination with “cause” or due to death or disability, (B) on the termination date if the participant’s employment is terminated with “cause,” and (C) in the event the participant dies or suffers a disability, on the date that is six months after the date on which the participant’s employment ceases due to the participant’s death or disability.
2016 Long-Term Incentive ("LTI") Program
Our 2016 LTI program for the NEOs consisted of approximately 50% PRSUs, approximately 35% stock options and approximately 15% RSUs. The grant date values of 2016 Annual LTI awards were as follows:

Executive	2016 LTI Grant (1)
Martha Sullivan	$3,850,000
Paul Vasington	$1,200,000
Jeffrey Cote	$1,500,000
Steven Beringhause	$1,000,000
Allisha Elliott	$700,000
Stock Options
Stock options were granted on April 1, 2016 with an exercise price equal to $38.96 (per unit), the fair market value of each underlying ordinary share as of the grant date, and are subject to time-based vesting with 25% vesting on each of the first four anniversaries of the grant date.
________________________________________________________________________________________________________________________________________________________________________________________

(1)
2016 LTI grants shown include equity grants related to the annual LTI compensation program only. In addition, three of our non-CEO executives, Jeffrey Cote, Steven Beringhause and Allisha Elliott received one-time retention awards in the amounts of $1,500,000, $1,500,000, and $500,000 respectively. For more information, refer to “One-Time Retention Awards” below.

RSUs
Time-Based Restricted Stock Units were granted on April 1, 2016 with a fair market value of $38.96 (per unit) as of the grant date, and are subject to cliff vesting on the third anniversary of the grant date.
PRSUs
PRSUs were granted on April 1, 2016 with a per-unit fair value of $38.96 on the grant date. The PRSUs are subject to cliff vesting on the third anniversary of the grant date. The number of PRSUs that will ultimately vest depends on the Company’s Adjusted EPS performance for each of the fiscal years 2016 through 2018. In addition, these awards include an ROIC modifier so that the number of PRSUs that convert into ordinary shares based on achievement of our performance goals may be adjusted upwards or downwards by up to 15%, depending on the Company’s ROIC for each of the three year periods. In order for the ROIC modifier to be applied, however, the Company must at least achieve the respective threshold Adjusted EPS goal. In 2015, we added an ROIC modifier to the terms of our PRSUs based on shareholder feedback and in order to encourage our executive officers to maintain a balanced capital deployment strategy in addition to focusing on earnings growth. Each year, the Committee undertakes a rigorous goal setting process during which it considers, among other items, management’s short- and long-term financial and operating plans and shareholder expectations regarding the Company’s earnings performance and growth, in determining Adjusted EPS goals and ROIC levels. The Committee strives to establish challenging but attainable targets with heavy stretch goals for maximum payout.
Adjusted EPS and ROIC targets for each of the years in the three-year performance period were set at the beginning of the performance period. At the end of each year in the performance period, the award agreement provides that our actual results will be measured against that year’s pre-established targets. Participants have the opportunity to "bank" one-third of the award, adjusted for performance, after each year, with banked portions subject to continued time vesting over the three-year period. The table below illustrates how the ultimate payout is calculated:

Adjusted EPS (1-year periods)
Percentage of Adjusted EPS Target Achieved	Year 1 Adjusted EPS	Banked Units	Year 2 Adjusted EPS	Banked Units	Year 3 Adjusted EPS	Banked Units
< 90%		0%		0%		0%
90%	Threshold	50%	Threshold	50%	Threshold	50%
100%	Target	100%	Target	100%	Target	100%
≥110%	Maximum	100%	Maximum	125%	Maximum	150%

	ROIC Modifier
	Percentage of ROIC Target	Modifier	Percentage of ROIC Target	Modifier	Percentage of ROIC Target	Modifier
	<100%	0.85	<100%	0.85	<100%	0.85
	100%-150%	1.00	100%-150%	1.00	100%-150%	1.00
	>150%	1.15	>150%	1.15	>150%	1.15

1/3 of the PRSUs granted	*	Banked Units % based on Adjusted EPS performance	*	ROIC Modifier	=	Banked Units in a given year
For example, if 3,000 PRSUs are granted, Year 1 Adjusted EPS is at 90% of target and ROIC is at 90% of target, the Year 1 banked portion would be equal to (1/3 * 3,000 PRSUs) * 50% * .85 which is equal to 425 banked units.
On the vesting date, the number of PRSUs that will vest is the greater of:

(1)	The cumulative number of banked units, or

(2)
The product of (the total PRSUs granted) * (the Year 3 banked units percentage based on Adjusted EPS) * (the Year 3 ROIC modifier). This second formula can only be applied if the actual Year 3 Adjusted EPS is greater than 100% of the Year 3 Adjusted EPS target and the Year 3 ROIC is greater than or equal to 100% of the Year 3 ROIC target.

The banked units percentage for each year within the three-year performance period will be interpolated on a straight line basis based on the chart above.
We believe this approach, to set annual Adjusted EPS targets within the three-year performance period, provides a direct link to our Adjusted EPS growth goals and strengthens our executives' incentives to achieving these goals.

2014 - 2016 PRSUs
On April 1, 2017, 96% of the 2014 PRSUs vested. This was determined by taking the cumulative number of banked units from the three year period because the Adjusted EPS performance in 2016 did not exceed the target. For purposes of the PRSU vesting calculation, Adjusted EPS is calculated excluding post second quarter acquisitions in the first year of ownership. Below provides an overview of the calculation:

	2014	2015	2016
Adjusted EPS Target	$2.42	$2.70	$3.02
Adjusted EPS Achieved	$2.42	$2.82	$2.89
% of Adjusted EPS Target Achieved	100%	104%	96%
% Banked	100%	111%	78%
Total vest = (1/3 of PRSUs granted * 2014 Banked Units %) + (1/3 of PRSUs granted * 2015 Banked Units %) + (1/3 of PRSUs granted * 2016 Banked Units %)
Total vest = (1/3 * 100%) + (1/3 * 111%) + (1/3 * 78%) = 96%
The table below depicts our actual historical performance related to PRSUs granted in 2010, 2011, 2012, 2013, and 2014.

Sensata LTI Performance Plan History	2010	2011	2012	2013	2014
Actual Performance	2012 ANI $337.4	2013 ANI $356.8	2014 ANI $410.3	2015 Adj. EPS $2.82	2016 Adj. EPS $2.89
Vested %	50%	0%	0%	100%	96%
One-Time Retention Awards
In November 2015, the Company made several key organizational changes. Jeffrey Cote expanded his role to include responsibility for our Sensing Solutions business and strategic guidance for the heavy vehicle off-road ("HVOR") market in addition to his role as the Company’s Chief Operating Officer (COO) and Steven Beringhause was appointed Chief Technology Officer (CTO) in addition to his oversight of the Performance Sensing business. In recognition of these changes as well as their criticality to the ongoing success and execution of Sensata’s long-term strategy, on January 21, 2016, the Committee as well as the full Board of Directors approved one-time retention grants for Jeffrey Cote and Steven Beringhause in the form of performance-based options (“Performance Options”). They each received 128,645 Options with an estimated Black-Scholes value of $1,500,000. The Committee recognizes the strong competition for talented executives and the limited number of individuals who possess the mix of leadership skills, technical expertise and knowledge required to successfully lead our businesses and our Company. The Committee believed it to be acting in the best interest of the Company and its shareholders to provide them with a significant long-term incentive intended to encourage their continued employment with the Company. The Performance Option awards have a three year cliff vest which is dependent on not only remaining with the Company but also on the achievement of key performance deliverables. They must successfully build out and maintain a strong leadership structure for their new organizations in order for their Performance Options to vest. Otherwise, the entire Performance Option grant will be forfeited.
Allisha Elliott also received a one-time retention award in recognition of her performance, expanded role and to move her equity holdings to a level more in alignment with her peers. Allisha Elliott is essential to the execution and communication of our long-term strategy given her role as SVP, Chief Human Resources Officer and Communications. The Committee deemed it appropriate to provide Ms. Elliott an additional equity award, with a value which is meaningful but not excessive, upon reaching this career milestone. On April 1, 2016 Allisha Elliott received a one-time award of 12,834 units with an estimated value of $500,000 in the form of RSUs with three-year cliff vesting. This award will have no value unless Ms. Elliott remains employed with the Company for the full three year vesting period.
All three retention awards include certain restrictive covenants, including non-competition, non-solicitation and non-disclosure restrictions and are subject to double trigger vesting upon a change in control.
2017 Compensation Highlight
In response to shareholder feedback that we increase our focus on our strategy to drive content growth and organic revenue growth in many of the markets we serve, the Committee approved the inclusion of a performance based restricted stock incentive specifically tied to driving organic revenue growth over a three year period.

Retirement and Other Benefits
Certain NEOs are eligible to participate in the retirement and benefit programs as described below. The Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the NEOs.
All retirement plans provided for employees duplicate benefits provided previously to participants under plans sponsored by Texas Instruments and recognize prior service with Texas Instruments.
Pension Plan. As part of their post-employment compensation, Ms. Sullivan and Mr. Beringhause participate in the Sensata Technologies Employees Pension Plan. The benefits under this qualified benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation. Texas Instruments closed this pension plan to participants hired after November 1997. Effective January 31, 2012, this plan was frozen, and as a result, future benefit accruals after this date have been eliminated. See “Pension Benefits” below for more information on the benefits and terms and conditions of this pension plan.
Supplemental Benefit Pension Plan. The Sensata Technologies Supplemental Benefit Pension Plan is a non-qualified benefit payable to participants that represents the difference between the vested benefit actually payable under the Sensata Technologies Employees Pension Plan at the time the participant’s benefit payment(s) commences under this supplemental pension plan and the vested benefit that would be payable under the Sensata Technologies Employees Pension Plan had there been no qualified compensation limit. Effective January 31, 2012, this plan was frozen, and as a result, future benefit accruals after this date have been eliminated.
401(k) Savings Plan. The NEOs are eligible to participate in our 401(k) savings plan on the same basis as all other eligible employees. The plan provides for an employer-matching contribution up to 4% of the employee's annual eligible earnings. Since 2009, the matching of employees’ contributions in our 401(k) savings plan has been discretionary and based on the financial performance of the Company. Mss. Sullivan and Elliott and Messrs. Vasington, Cote, and Beringhause are participants in this plan.
In 2016, based on the judgment of our CEO with respect to our financial performance, we matched the contributions by employees on a dollar-for-dollar basis to our 401(k) savings plan as described above.
Health and Welfare Plans. We provide medical, dental, vision, life insurance, and disability benefits to all eligible non-contractual employees. The NEOs are eligible to participate in these benefits on the same basis as all other employees.
Post-Employment Medical Plan. In general, employees, including the NEOs, with 20 or more years of service, including time worked at Texas Instruments, are eligible for retiree health and dental benefits. Individuals hired on or after January 1, 2007, including Ms. Elliott and, Messrs. Cote, and Vasington, and individuals who retired from Texas Instruments are not eligible for retiree health and dental benefits. Ms. Sullivan and Mr. Beringhause are eligible for this plan.
Perquisites. In addition to the components of compensation discussed above, we offer perquisites to the NEOs in the form of financial counseling. See “Summary Compensation Table” below for a summary of the reportable perquisites for the NEOs.
Compensation Risk Controls
The following paragraph summarizes practices we have in place to mitigate risk for shareholders.

Executive Stock Ownership Requirements
The Company has a policy that each NEO hold stock options, restricted securities, or other equity of the Company in an amount equal in value to at least a defined multiple of his or her base salary as follows: Ms. Sullivan, 4x salary; Ms. Elliott, Messrs. Vasington, Cote and Beringhause 3x salary. All of the NEOs are currently meeting their stock ownership requirement.

Director Stock Ownership Requirements
The Committee has adopted a policy requiring directors to hold five times their annual cash retainer in share value ($300,000 holding requirement), to ensure that directors maintain a meaningful ownership stake in the Company and that they are encouraged to take a long-term view on value creation.

Anti-hedging/Anti-pledging Policy	The Company has an enhanced Insider Trading Policy that applies to all directors, officers and employees which clearly states that hedging and pledging are strictly prohibited.
Claw-back Policy	A recoupment (“claw-back”) policy is in place which gives the Committee the ability to claw-back officer bonuses or equity in the event of a restatement of our financial results due to misconduct.

Process and Procedure for Determining Executive Compensation
Role and Function of the Committee
The Committee is currently composed of three members of the Board of Directors: Kirk P. Pond, James E. Heppelmann, and Andrew C. Teich. The Committee is responsible for reviewing and approving each element of compensation for the NEOs. The Committee also reviews our overall compensation philosophy and objectives on an annual basis. The Committee is also involved with risk review of our compensation policies and practices, and has concluded that our compensation program does not incentivize executives or employees to take actions that would result in a material adverse impact on the Company.
The Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The compensation consultant advises the Committee on all matters related to the compensation of the NEOs and assists the Committee in interpreting data provided by us, as well as additional data provided by the compensation consultant. The Committee retained Frederic W. Cook & Co., Inc. ("FWC") as its compensation consultant. FWC prepared materials for, and participated in, all Committee meetings. The Committee has the ability to hold an executive session with the compensation consultant during each meeting at which the consultant is present. No members of management are present at the executive sessions unless requested by the Committee.
The Committee makes an independent determination on all matters related to compensation of the NEOs. In making its determinations, the Committee may seek the views of the CEO on whether the existing compensation policies and practices continue to support our business objectives, the appropriateness of performance goals, the Company’s performance, and the contributions of the other NEOs to that performance.
The Committee may also consult with the Chief Human Resources Officer or other members of our Human Resources staff on matters related to the design, administration, and/or operation of our compensation program. The Committee has delegated administrative responsibilities for implementing its decisions on compensation and benefit related matters to the Chief Human Resources Officer, who reports directly to the Committee regarding the actions she has taken under this delegation.
In the selection of FWC as its compensation consultant, the Committee considered the independence of FWC in light of SEC rules and NYSE listing standards. Specifically, the Committee considered the following factors: (i) other services provided to us by FWC; (ii) fees paid by us as a percentage of FWC’s total revenue; (iii) policies or procedures maintained by FWC that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultant(s) from FWC involved in the engagement and a member of the Committee; (v) any Company stock owned by FWC or the individual consultant(s) of FWC involved in the engagement; and (vi) any business or personal relationships between our executive officers and FWC or the individual consultant(s) involved in the engagement. The Committee concluded that FWC is independent under these rules and standards.
Role of Officers in Determining Compensation
The Chief Executive Officer, Chief Human Resources Officer, and Vice President, Total Rewards provide analysis and recommendations on compensation issues and attend Committee meetings as requested by members of the Committee. The Committee also meets in executive sessions without any executive officers present. All decisions related to the compensation of the NEOs are ultimately made by the Committee.
Compensation Benchmarking and Survey Data
As part of establishing the total compensation packages for our NEOs for 2016, the Committee reviewed compensation packages for executive officers holding comparable positions, based on similarity of job content, at comparable companies. FWC recommended a list of comparable companies for compensation comparisons primarily based on the following pre-defined selection criteria:

•	Industry, size, and financial profile

•	Companies with revenues approximately one-half to two times our annual revenues at the time the analysis was conducted (generally between $1.6 billion and $6.2 billion)

•	Companies with market capitalization approximately one-half to two times our market capitalization at the time the analysis was conducted (generally between $4.0 billion and $16.1 billion)

The list of comparable companies recommended by FWC (i.e. the peer group) was approved by the Committee in October 2015. Due to our recent growth through acquisitions, the market that the Company competes in has expanded. In order to reflect this change in the competitive landscape, our peer group was updated to reflect this by changing the following: four companies were removed and seven were added, compared to the prior year, for a total of 20 companies in the peer group. The 2016 peer group consisted of the following companies:

AMETEK, Inc.	Amphenol Corporation
Analog Devices, Inc.	BorgWarner Inc.*
Curtiss-Wright Corporation	Dana Incorporated*
Esterline Technologies Corporation*	Fairchild Semiconductor International, Inc.
FLIR Systems, Inc.	Flowserve Corporation*
Gentex Corporation	Hubbell Inc.*
Keysight Technologies, Inc.*	Moog Inc.
Regal Beloit Corporation	Roper Technologies, Inc.
Skyworks Solutions, Inc.	Teledyne Technologies Inc.*
Trimble Inc.	Woodward, Inc.
*New to peer group
The Committee utilizes the peer group to provide context for its compensation decision making. The compensation paid by peer group companies to their respective executive officers does not factor into the Committee’s determination of the peer group. After the peer group companies were selected, FWC prepared and presented a report to the Committee summarizing comparisons of our NEO compensation to that of comparable executives within the 2016 peer group. Each of the elements of compensation (base salary, short-term incentive target, and long-term stock-based compensation award) is reviewed as part of this analysis and evaluation.
Employment Agreements, Change In Control Provisions, and One-Time Payments
We have employment agreements in place with each of our NEOs, and because each NEO is a U.S. resident, the employment agreements are with our primary U.S. operating subsidiary, Sensata Technologies, Inc. ("STI"). The agreements are for a one-year term, automatically renewing for successive additional one-year terms. The agreements provide for an annual base salary and eligibility to earn an annual incentive bonus in an amount equal to a certain percentage of his or her annual base salary, as previously described. Whether by express agreement, or by Company policy and practice applying to all STI officers, if any NEO is terminated without “cause,” or if the NEO terminates his or her employment for “good reason” during the employment term, the NEO will be entitled to a severance payment equal to one year of his or her annual base salary plus an amount equal to the average of the NEO’s annual incentive bonus for the two years preceding his or her termination.
Ms. Sullivan entered into an amended and restated employment agreement as of January 1, 2013 that includes severance provisions of (i) a severance payment equal to two years of her then current base salary, (ii) an amount equal to the sum of the annual incentive bonus payments received in the two years preceding her termination, and (iii) continuation of her health and welfare benefits to run concurrent with her COBRA period.
Under the employment agreements, “cause” means one or more of the following: (i) the indictment for a felony or other crime involving moral turpitude or the commission of any other act or any omission to act involving fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (ii) any act or any omission to act involving dishonesty or disloyalty which causes, or in the good faith judgment of the Company’s Board of Directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries or any of their customers or suppliers; (iii) any (A) repeated abuse of alcohol or (B) abuse of controlled substances, in either case, that adversely affects the NEO’s work performance (and, in the case of clause (A), continues to occur at any time more than 30 days after the NEO has been given written notice thereof) or brings the Company or its subsidiaries into public disgrace or disrepute; (iv) the failure by the NEO to substantially perform duties as reasonably directed by the Company’s Board of Directors or the NEO’s supervisor(s), which non-performance remains uncured for 10 days after written notice thereof is given to the NEO; (v) willful misconduct with respect to the Company or any of its subsidiaries, which misconducts causes, or in the good faith judgment of the Company’s Board of Directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries; or (vi) any breach by the NEO of certain provisions of the employment agreements or any other material breach of the employment agreements, the 2006 Purchase Plan, the 2006 Option Plan, or the 2010 Equity Plan.
Under the employment agreements, “good reason” means one or more of the following: (i) any reduction in base salary or bonus opportunity, without prior consent, in either case other than any reduction which (A) is generally applicable to senior leadership team executives of STI and (B) does not exceed 15% of the NEO’s base salary and bonus opportunity in the aggregate; (ii) any material breach by STI or any of its subsidiaries of any agreement with the NEO; (iii) a change in principal office, without prior consent, to a location that is more than 50 miles from the NEO’s principal office on the date thereof; (iv) delivery by STI of a notice of non-renewal of the term of the employment agreement; or (v) in the case of Ms. Sullivan’s agreements, a material diminution in job responsibilities, without prior consent; provided that any such reason was not cured by STI within 30 days after delivery of written notice thereof to STI; and further provided that, in each case, written notice of an NEO’s resignation with good reason must be delivered to STI within 30 days after the NEO has actual knowledge of the occurrence of any such event in order for the NEO’s resignation with good reason to be effective thereunder.
We believe that these agreements serve to maintain the focus of our NEOs and ensure that their attention, efforts, and commitment are aligned with maximizing our success. These agreements serve to minimize distractions involving executive management that might arise when the Board of Directors is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction.
For more information regarding change in control provisions, refer to the “Potential Payments upon Termination or a Change in Control” section of this Proxy Statement.
Risk Management and Assessment
In setting our compensation policies and practices, including the compensation of the NEOs, the Committee considers the risks to our shareholders and the achievement of our goals that may be inherent in such policies and practices. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Committee believes the compensation policies and practices that we have adopted are appropriately structured and are not reasonably likely to materially adversely affect the Company. In particular:

•
We believe that incentive programs tied to the achievement of our strategic objectives, financial performance goals, and specific individual goals appropriately provide executives, including the NEOs, and other employees the incentive to focus on delivering shareholder value.

•
A significant portion of variable compensation is delivered in equity (stock options, PRSUs and RSUs) with multi-year vesting. We believe that equity compensation helps reduce compensation risk by balancing financial and strategic goals against other factors management may consider to ensure long-term shareholder value is being sought.

•
We believe that stock ownership guidelines and vesting restrictions on equity awards serve as effective retention mechanisms and align the interests of employees, including the NEOs, with long-term shareholder value.

Report of the Compensation Committee of the Board of Directors
The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10–K for the fiscal year ended December 31, 2016.
From the members of the Compensation Committee:
Kirk P. Pond, Committee Chair
James E. Heppelmann
Andrew Teich

Summary Compensation Table
The following table sets forth information required under applicable SEC rules about the compensation for the years ended December 31, 2016, 2015, and 2014 of (i) our CEO, (ii) our CFO, and (iii) the three most highly compensated other executive officers who were serving as officers on December 31, 2016 (each, an "NEO" and collectively, the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Martha Sullivan, President and Chief Executive Officer	2016	841,256	2,502,518	1,347,512	935,000	101,555	55,275	5,783,116
	2015	792,501	2,405,089	1,415,044	624,698	57,938	89,514	5,384,784
	2014	718,753	1,100,235	2,319,239	757,629	228,609	75,938	5,200,403

Paul Vasington, Executive Vice President and Chief Financial Officer	2016	462,881	780,057	420,005	414,916	—	29,741	2,107,600
	2015	448,291	650,084	350,009	295,522	—	32,023	1,775,929
	2014	401,537	1,582,659	666,614	400,000	—	928,722	3,979,532

Jeffrey Cote, Executive Vice President, Sensing Solutions and Chief Operating Officer	2016	557,233	975,052	2,025,004	497,709	—	29,123	4,084,121
	2015	545,651	975,041	525,004	359,704	—	29,145	2,434,545
	2014	531,456	500,138	999,914	376,000	—	28,346	2,435,854

Steven Beringhause, Executive Vice President, Performance Sensing and Chief Technology Officer	2016	456,500	650,048	1,850,011	410,626	22,813	542,503	3,932,501
	2015	435,000	650,084	350,009	288,288	2,546	28,994	1,754,921
	2014	398,299	333,411	666,614	350,000	110,403	19,605	1,878,332

Allisha Elliott, Senior Vice President and Chief Human Resources Officer	2016	329,081	955,065	245,012	193,278	—	29,462	1,751,898

(1)
Base salary shown here may differ with the base salaries shown in the "Compensation Discussion and Analysis-Elements of Executive Compensation-Base Salary" due to base salary increases that went into effect during the year, if any.

(2)
Represents the aggregate grant date fair value of restricted stock units (i.e., PRSUs and RSUs) granted in the years ended December 31, 2016, 2015, and 2014 calculated in accordance with Accounting Standards Codification ("ASC") Topic 718, Stock Compensation ("ASC 718"). See Note 11, "Share Based Payment Plans," of our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2016 for further discussion of the relevant assumptions used in calculating the grant date fair value. With respect to PRSUs granted in 2015 and 2016, the number of securities that vest will depend on the extent to which certain performance criteria are met and could range between 0% and 172.5% of the number of units granted. The number of PRSUs and RSUs granted to each NEO during 2016 is detailed in the Grants of Plan Based Awards Table. With respect to PRSUs granted in 2014, the number of securities that vest will depend on the extent to which certain performance criteria are met and could range between 0% and 150% of the number of units granted. Ms. Sullivan's 2015 and 2014 option awards include 7,040 and 8,600 options, respectively, received in exchange for her service as an Executive Director on our Board.

(3)
Represents the grant date fair value of stock options granted during the fiscal year. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 11, "Share Based Payment Plans," of our Annual Report on Form 10–K for the fiscal year ended December 31, 2016. The number of shares underlying the stock options granted to each NEO during 2016 is detailed in the Grants of Plan Based Awards Table.

(4)	Represents the annual incentive bonus awarded to each NEO. See "Compensation Discussion and Analysis-Elements of Executive Compensation-Annual Incentive Bonus" for more information.

(5)	Reflects the aggregate change in actuarial present value of accrued benefits under the Sensata Technologies Employees Pension Plan and the Supplemental Pension Plan.

(6)	The table below presents an itemized account of "All Other Compensation" provided to the NEOs, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations.

Name	Fiscal Year	Financial Counseling ($)(1)	Insurance Premium Contributions ($)(2)	Matching Contributions to 401(k) Plan ($)	Director Payments ($)(3)	Relocation ($)(4)	All Other Payments($)(5)	Total ($)
Martha Sullivan	2016	18,490	1,185	10,600	25,000	—	—	55,275
	2015	17,780	1,134	10,600	60,000	—	—	89,514
	2014	8,620	1,085	10,400	55,833	—	—	75,938

Paul Vasington	2016	18,490	651	10,600	—	—	—	29,741
	2015	20,218	1,205	10,600	—	—	—	32,023
	2014	—	1,057	10,400	—	507,265	410,000	928,722

Jeffrey Cote	2016	17,756	767	10,600	—	—	—	29,123
	2015	17,780	765	10,600	—	—	—	29,145
	2014	17,200	746	10,400	—	—	—	28,346

Steven Beringhause	2016	18,490	644	10,600	—	—	512,769	542,503
	2015	17,780	614	10,600	—	—	—	28,994
	2014	8,620	585	10,400	—	—	—	19,605

Allisha Elliott	2016	18,422	440	10,600	—	—	—	29,462

(1)	Represents payments made by us in connection with financial and legal counseling provided to the NEOs.

(2)
Represents payments made by us in respect of travel and accident insurance policies and premiums on behalf of each of the NEOs. The amounts also include payments made by us when an individual chooses to “opt-out” of our benefit plans. Opt-out dental payments were made in the amount of $75 to Ms. Sullivan for fiscal years 2015, and 2014. Opt-out medical and dental payments were made in the amount of $575 and $503 to Mr. Vasington for fiscal years 2015 and 2014, respectively.

(3)	Ms. Sullivan's director payments are received in exchange for her service as an Executive Director on our Board.

(4)	Represents reimbursement for certain relocation costs incurred by Mr. Vasington in connection with his joining the Company in 2014.

(5)
Includes (i) a sign–on payment awarded to Mr. Vasington in connection with his joining the Company in 2014 and (ii) a tax equalization payment provided to Mr. Beringhause in 2016 in connection with the exercise of stock options which were previously awarded to him while on an expatriate assignment.

Grants of Plan Based Awards Table
The following table sets forth information on plan–based compensation awards granted to the NEOs during fiscal year 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(6)	All Other Option Awards: Number of Securities Underlying Options (#)(7)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Martha Sullivan	N/A	531,250	1,062,500	2,550,000
	4/1/2016				20,999	49,410	85,232	14,823			2,502,518
	4/1/2016								109,022	38.96	1,347,512
Paul Vasington	N/A	233,414	466,827	1,120,385
	4/1/2016				6,545	15,401	26,567	4,621			780,057
	4/1/2016								33,981	38.96	420,005
Jeffrey Cote	N/A	279,989	559,978	1,343,947
	1/21/2016								128,645	36.25	1,500,001
	4/1/2016				8,182	19,251	33,208	5,776			975,052
	4/1/2016								42,476	38.96	525,003
Steven Beringhause	N/A	231,000	462,000	1,108,800
	1/21/2016								128,645	36.25	1,500,001
	4/1/2016				5,454	12,834	22,139	3,851			650,048
	4/1/2016								28,318	38.96	350,010
Allisha Elliott	N/A	108,730	217,459	521,902
	4/1/2016				3,818	8,984	15,497	2,696			455,053
	4/1/2016							12,834			500,013
	4/1/2016								19,823	38.96	245,012

(1)
The threshold, target and maximum awards were established under our annual incentive bonus program. See “Compensation Discussion and Analysis—Elements of Executive Compensation–Annual Incentive Bonus” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Threshold amounts were determined based on 50% of the 2016 bonus target for each NEO.

(3)	Target amounts were determined based on 2016 annual base salary for each NEO.

(4)
The maximum payment amount under our annual incentive bonus program is 2x the target amount times a multiplier based on scorecard performance, which can range from 0% to 150%, subject to a cap of 240%.

(5)
Represents the number of PRSUs awarded to the NEOs pursuant to the 2010 Equity Plan. For more information on the determination of the threshold, target, and maximum number of units awarded, refer to the section Compensation Program Overview - Equity Compensation - 2016 LTI Program - PRSUs.

(6)	Represents the number of RSUs awarded to the NEOs pursuant to the 2010 Equity Plan.

(7)	Represents the number of stock options awarded to the NEOs pursuant to the 2010 Equity Plan.

(8)
Represents the total grant-date fair value per award calculated in accordance with ASC 718. Refer to Note 11, “Share-Based Payment Plans,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2016 for the method of calculation and assumptions used.

Outstanding Equity Awards at Year End Table
The table below sets forth certain information regarding unexercised options, stock awards that have not yet vested, and equity incentive plan awards held by our NEOs as of December 31, 2016.

		Option Awards(1)				Stock Awards(2)
								Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(4)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martha Sullivan	9/4/2009	200,000	—	14.80	9/4/2019	—	—	—	—
	4/1/2011	95,500	—	35.01	4/1/2021	—	—	—	—
	4/1/2012	107,100	—	33.48	4/1/2022	—	—	—	—
	4/5/2013	148,500	49,500	32.03	4/5/2023	—	—	—	—
	5/24/2013	11,700	—	34.54	5/24/2023	—	—	—	—
	4/1/2014	76,969	76,970	43.16	4/1/2024	—	—	25,492	992,913
	6/6/2014	8,600	—	44.20	6/6/2024	—	—	—	—
	4/1/2015	17,818	53,454	56.94	4/1/2025	9,748	379,685	32,491	1,265,524
	6/1/2015	7,040	—	55.27	6/1/2025	—	—	—	—
	4/1/2016	—	109,022	38.96	4/1/2026	14,823	577,356	49,410	1,924,520

Paul Vasington	2/14/2014	—	—	—	—	30,800	1,199,660	—	—
	4/1/2014	23,324	23,325	43.16	4/1/2024	—	—	7,725	300,889
	4/1/2015	4,815	14,448	56.94	4/1/2025	2,635	102,633	8,782	342,059
	4/1/2016	—	33,981	38.96	4/1/2026	4,621	179,988	15,401	599,869

Jeffrey Cote	4/1/2011	18,843	—	35.01	4/1/2021	—	—	—	—
	4/1/2012	91,800	—	33.48	4/1/2022	—	—	—	—
	4/5/2013	24,775	24,775	32.03	4/5/2023	—	—	—	—
	4/1/2014	17,493	34,987	43.16	4/1/2024	—	—	11,588	451,353
	4/1/2015	7,223	21,671	56.94	4/1/2025	3,952	153,930	13,172	513,049
	1/21/2016	—	128,645	36.25	1/21/2026	—	—	—	—
	4/1/2016	—	42,476	38.96	4/1/2026	5,776	224,975	19,251	749,826

Steven Beringhause	9/4/2009	50,000	—	14.80	9/4/2019	—	—	—	—
	4/1/2011	21,800	—	35.01	4/1/2021	—	—	—	—
	4/1/2012	24,500	—	33.48	4/1/2022	—	—	—	—
	4/5/2013	39,675	13,225	32.03	4/5/2023	—	—	—	—
	4/1/2014	23,324	23,325	43.16	4/1/2024	—	—	7,725	300,889
	4/1/2015	4,815	14,448	56.94	4/1/2025	2,635	102,633	8,782	342,059
	1/21/2016	—	128,645	36.25	1/21/2026	—	—	—	—
	4/1/2016	—	28,318	38.96	4/1/2026	3,851	149,996	12,834	499,884

Allisha Elliott	9/9/2013	50,325	16,775	38.53	9/9/2023	—	—	—	—
	4/1/2014	9,912	9,914	43.16	4/1/2024	—	—	3,284	127,912
	4/1/2015	2,408	7,224	56.94	4/1/2025	1,318	51,336	4,391	171,029
	4/1/2016	—	19,823	38.96	4/1/2026	15,530	604,894	8,984	349,927

(1)	Represents stock options issued to NEOs pursuant to the 2006 Option Plan or the 2010 Equity Plan.

(2)	Represents RSUs and PRSUs issued to NEOs pursuant to the 2010 Equity Plan.

(3)	The exercise price of stock options is equal to the closing price of our ordinary shares on the date of grant.

(4)
The options, RSUs and PRSUs granted to the NEOs are subject to time-based and/or performance-based vesting conditions. The option awards granted in 2009 are divided into three tranches. The first tranche is subject to time vesting and vests over a period of five years. The second and third tranches are subject to the same time vesting as the first tranche and the completion of a liquidity event that results in specified returns on the Sponsors’ investment. During the three months ended September 30, 2009, we amended the 2006 Option Plan to change the performance measure of Tranche 3 options to that of the Tranche 2 options. In effect, Tranche 3 options were converted to Tranche 2 options. The liquidity event was achieved in connection with our initial public offering in March 2010.

The vesting conditions are as follows:

Date of Grant	Type of Award	Vesting Schedule
September 4, 2009	Options	20% on September 4, 2010, 2011, 2012, 2013, and 2014
April 1, 2011	Options	25% on April 1, 2012, 2013, 2014, and 2015
April 1, 2012	Options	25% on April 1, 2013, 2014, 2015, and 2016
April 5, 2013	Options	25% on April 5, 2014, 2015, 2016, and 2017
April 5, 2013	PRSUs	April 5, 2016, based upon satisfaction of Adjusted EPS targets. It has been determined that the targets were met and the award vested at 100%
May 24, 2013	Options	100% on May 24, 2014
September 9, 2013	PRSUs	September 9, 2016, based upon satisfaction of Adjusted EPS targets. It has been determined that the targets were met and the award vested at 100%
September 9, 2013	Options	25% on September 9, 2014, 2015, 2016, and 2017
February 14, 2014	RSUs	100% on February 14, 2017
April 1, 2014	Options	25% on April 1, 2015, 2016, 2017, and 2018
April 1, 2014	PRSUs	April 1, 2017 based upon satisfaction of Adjusted EPS targets
June 6, 2014	Options	100% on June 6, 2015
April 1, 2015	Options	25% on April 1, 2016, 2017, 2018, and 2019
April 1, 2015	PRSUs	April 1, 2018 based upon satisfaction of Adjusted EPS & ROIC targets
April 1, 2015	RSUs	100% on April 1, 2018
June 1, 2015	Options	100% on June 1, 2016
January 21, 2016	Performance Options	January 21, 2019 based upon satisfaction of strategic goals
April 1, 2016	Options	25% on April 1, 2017, 2018, 2019, and 2020
April 1, 2016	PRSUs	April 1, 2019 based upon satisfaction of Adjusted EPS & ROIC targets
April 1, 2016	RSUs	100% on April 1, 2019
Equity Compensation Plan Information
The following table describes certain information regarding our equity compensation plans as of December 31, 2016:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (2)	Weighted-average exercise price of outstanding options, warrants and rights (b) (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c)) (4)
Equity compensation plans approved by security holders (1)	4,465,481	$35.67	4,589,622
Equity compensation plans not approved by security holders	—	$—	—

(1)	Includes the 2010 Equity Plan.

(2)	Includes 920,300 RSUs and PRSUs that, if and when vested, will be settled in ordinary shares of Sensata.

(3)	Weighted average exercise price of outstanding options only.

(4)
We have no intention to issue shares from either the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan or the the First Amended and Restated 2006 Management Securities Purchase Plan in the future.

Option Exercises and Stock Vested Table
The following table provides information regarding option exercises and the vesting of stock awards, including RSUs and PRSUs, during fiscal year 2016 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Martha Sullivan	211,276	6,616,254	31,300	1,157,474
Paul Vasington	—	—	—	—
Jeffrey Cote	—	—	15,600	576,888
Steven Beringhause	—	—	8,300	306,934
Allisha Elliott	—	—	11,300	428,157

(1)
The value realized on exercise for option awards is calculated as the number of options exercised multiplied by the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	The value realized on vesting for stock awards is based on the closing price of our ordinary shares on the New York Stock Exchange on the vesting date.
Non-Qualified Deferred Compensation
None of our NEOs participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Pension Benefits
The following table describes the estimated actuarial present value of accrued retirement benefits through the end of fiscal year 2016 for the NEOs. As described in the following table, Ms. Sullivan and Mr. Beringhause are eligible to participate in the Sensata Technologies Employees Pension Plan and Supplemental Pension Plan.
See Note 10, “Pension and Other Post-Retirement Benefits,” of our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2016 for a discussion of the relevant assumptions and valuation methods used for the present value calculations presented in the table below.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Martha Sullivan	Employees Pension Plan	26	858,191	—
	Supplemental Pension Plan	26	2,364,721	—
Paul Vasington(3)	—	—	—	—
Jeffrey Cote(3)	—	—	—	—
Steven Beringhause	Employees Pension Plan	22	561,796	—
	Supplemental Pension Plan	22	399,465	—
Allisha Elliott(3)	—	—	—	—

(1)
The number of years of credited service under the plan was frozen as of January 31, 2012. Credited service began on the date the NEO became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment or January 1 following the completion of one year of employment. Accordingly, each of Ms. Sullivan and Mr. Beringhause has been employed by Texas Instruments, prior to the 2006 Acquisition, or by us, since the 2006 Acquisition, for longer than the years of credited service shown above. In effect, the actual number of years of service of each NEO who participates in the plan is greater than his or her credited years of service.

(2)
The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by us for financial reporting purposes except that a NEO’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used and the benefit is assumed to be paid in a lump sum of the amount shown. The amount of the present value of the accumulated pension benefit as of December 31, 2016 is determined using a discount rate assumption of 3.20%.

(3)	Messrs. Vasington and Cote and Ms. Elliott are not eligible to participate in any of the above-mentioned plans.

Sensata Technologies Employees Pension Plan
The Sensata Technologies Employees Pension Plan is a qualified defined benefit pension plan. See “Compensation Discussion and Analysis—Elements of Executive Compensation–Retirement and Other Benefits-Pension Plan” for a discussion of the origin and purpose of the plan. A plan participant is eligible for normal retirement under the terms of the plan if he or she is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he or she is at least 55 years of age with 20 years of credited service or 60 years of age with five years of credited service. Martha Sullivan is eligible for early retirement under this plan. None of the NEOs participating in the plan are currently eligible for normal retirement.
A participant may request payment of his or her accrued benefit at termination or any time thereafter. Participants may choose a lump sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50% survivor annuity, (v) qualified joint and 75% survivor annuity, and (vi) qualified joint and 100% survivor annuity. If the participant does not request payment, he or she will begin to receive benefits in April of the year after he or she reaches the age of 70 1/2 in the form of annuity as required under the Internal Revenue Code.
A participant’s benefit calculation includes compensation from, but is not limited to, salary, bonus, and any overtime premiums, performance premiums, and elective deferrals, if applicable.
The pension formula for the plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his or her base salary, plus bonus up to a limit imposed by the Internal Revenue Service, less a percentage (based on his or her year of birth, when he or she elects to retire, and his or her years of service with Texas Instruments and Sensata) of the amount of compensation on which the participant’s social security benefit is based.
If an individual takes early retirement and chooses to begin receiving his or her annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he or she would have received at age 65.
If the participant’s employment terminates due to disability, the participant may choose to receive his or her accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, the years of credited service the participant would have accrued to age 65 had the participant not become disabled, and the participant’s disabled status.
The benefit payable in the event of death is based on salary and bonus, years of credited service, and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.
Leaves of absence are credited to years of service under both the qualified and non-qualified pension plans.
Sensata Technologies Supplemental Benefit Pension Plan
The Sensata Technologies Supplemental Benefit Pension Plan is a non-qualified benefit plan. A participant’s benefit under this plan is calculated using the same formula as described above for the Sensata Technologies Employees Pension Plan. However, the Internal Revenue Service limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the Internal Revenue Service limit on the amount of qualified benefit the participant may receive does not apply to this plan. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump sum benefit payable to an individual under this non-qualified plan.
Benefits will be distributed subject to the requirements of Section 409A of the Internal Revenue Code. Unless otherwise elected prior to January 1, 2008, benefits will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following termination of employment.
If a participant’s employment is terminated due to disability, distribution is governed by Section 409A of the Internal Revenue Code as discussed above, and the disability benefit will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following disability.
In the event of death, payment is based on salary and bonus, years of credited service, and age at the time of death and will be in the form of a lump sum. The date of payment is no later than the fifteenth day of the third calendar month following the month of death.
Balances in this plan are unsecured obligations of the Company.

Pension Freeze
Effective January 31, 2012, STI froze its pension plans. We will continue to make contributions to the plans to maintain the required funding levels. For further discussion of our pension plans, refer to Note 10, “Pension and Other Post-Retirement Benefits,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2016. As a result of these changes, the amounts shown in the Summary Compensation Table for these benefits will increase with interest and would change as a result of a change in the discount rate used for the calculations.
Potential Payments upon Termination or a Change in Control
The following table summarizes the termination of employment and Change in Control benefits payable to our NEOs. None of these termination benefits are payable to NEOs who voluntarily resign (other than voluntary resignations for good reason) or whose employment is terminated by us for cause. For each NEO, the information in the table below assumes that termination of employment occurred on December 31, 2016. Pension benefits, which are described in the section "Pension Benefits" of this proxy statement, are not included in the table below in accordance with the applicable Proxy Statement requirements.

Name	Type of Payment	Termination Without Cause or Resignation for Good Reason($)	Termination Without Cause or Resignation for Good Reason After Change in Control($)(2)(3)(4)

Martha Sullivan	Base Salary(1)	1,700,000	1,700,000
	Bonus(1)	1,382,327	1,382,327
	Accelerated Vesting	—	5,482,538
	Health & Welfare Benefits	16,567	16,567
	Total	3,098,894	8,581,432

Paul Vasington	Base Salary(1)	466,827	466,827
	Bonus(1)	347,761	347,761
	Accelerated Vesting	—	2,725,098
	Health & Welfare Benefits	16,974	16,974
	Total	831,562	3,556,660

Jeffrey Cote	Base Salary(1)	559,978	559,978
	Bonus(1)	367,852	367,852
	Accelerated Vesting	—	2,611,919
	Health & Welfare Benefits	16,968	16,968
	Total	944,798	3,556,717

Steven Beringhause	Base Salary(1)	462,000	462,000
	Bonus(1)	319,144	319,144
	Accelerated Vesting	—	1,834,320
	Health & Welfare Benefits	16,968	16,968
	Total	798,112	2,632,432

Allisha Elliott	Base Salary(1)	334,553	334,553
	Bonus(1)	151,458	151,458
	Accelerated Vesting	—	1,312,143
	Health & Welfare Benefits	17,070	17,070
	Total	503,081	1,815,224

(1)	Base salary and bonus amounts payable to the CEO would be paid in 24 monthly installments. Base salary and bonus amounts payable to all other NEOs would be paid in 12 monthly installments.

(2)
A change in control, without a termination of employment, will not trigger any severance payments. Any payments or equity due under the terms of the 2010 Equity Plan upon a change in control and subsequent termination of employment without cause or resignation for good reason (as defined in the relevant employment agreement), are included in the “Termination Without Cause or Resignation for Good Reason After Change in Control” column of this table. Refer to "Change in Control" below for definitions of change in control under the 2006 Option Plan and the 2010 Equity Plan. All executive agreements contain customary non-compete and non-solicit agreements which are triggered upon a termination due to a "Change in Control."

(3)
In 2016, to further align our governance and long term incentive practices with the marketplace, Sensata amended RSU and PRSU award agreements to include 100% vesting upon a Change in Control, if a Participant is terminated within 24 months thereafter.

(4)	For purposes of this calculation, all PRSUs are assumed to vest at target.
Termination without cause or resignation for good reason. Pursuant to the terms of the employment agreements and Company practice, if any of our NEOs other than Ms. Sullivan is terminated by us without “cause,” or if such NEO terminates his or her employment with us for “good reason” (as those terms are defined in the respective employment agreement) during the employment term, the NEO will be entitled to (i) a severance payment equal to one year of his or her annual base salary rate, (ii) an amount equal to the average of the NEO’s annual bonus for the two years preceding his or her termination, and (iii) continuation of his or her health and welfare benefits for a period of one year following the termination date. If Ms. Sullivan is terminated by us without “cause,” or Ms. Sullivan terminates her employment with us for “good reason” (as those terms are defined in Ms. Sullivan employment agreement) during her employment term, Ms. Sullivan will be entitled to (i) a severance payment equal to two years at her base salary, (ii) an amount equal to the bonus payments Ms. Sullivan received in the two years preceding her termination, and (iii) continuation of her health and welfare benefits to run concurrently with her COBRA period.
Termination with cause, resignation without good reason. If any of our NEOs is terminated by us with “cause,” or if such NEO terminates his or her employment with us without “good reason,” the NEO will be entitled to (i) his or her base salary through the date of termination and (ii) any bonus amounts to which he or she is entitled prior to the date of termination.
Change in Control. Pursuant to the terms of the 2006 Option Plan, options held by the NEOs will be considered 100% vested upon consummation of a “change in control.” “Change in control” is defined in the 2006 Option Plan as (i) any transaction or series of transactions in which the Sponsors (whether by merger, sale of securities, recapitalization, or reorganization) dispose of or sell more than 50% of the total voting power or economic interest in the Company or in Sensata Investment Co. to one or more independent third parties, and (ii) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; provided that, in the case of clause (i) above, such transaction only constitutes a change in control if it results in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise), collectively, to elect a majority of the Board of Directors. A change in control does not result in any cash payments.
Pursuant to the terms of the 2010 Equity Plan, in the event of a “change in control” of the Company, awards are subject to a "double trigger" vesting policy. This means that unvested stock options, RSUs & PRSUs only vest if the NEO is terminated without cause or additionally for good reason in relation to PRSUs, within 24 months following a change in control of the Company.
“Change in control” is defined in the 2010 Equity Plan as (i) any transaction or series of transactions in which any person (whether by merger, sale of securities, recapitalization, or reorganization) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power in the Company, (ii) during any twelve-month period, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (iv) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis. Under the 2010 Equity Plan, “cause” generally refers to the meaning of that term in a person’s employment agreement.
Compensation of Directors
In connection with the completion of our initial public offering in March 2010, we adopted a compensation policy with respect to our directors. We regularly review that policy from a governance and market competitiveness standpoint and make amendments as appropriate with shareholder approval. As approved by our shareholders at the Annual General Meeting of Shareholders on May 19, 2016, we (i) eliminated the provision that provided for remuneration to employee directors for service on the Board of Directors, (ii) switched the form of equity grants for our directors from options to RSUs, (iii) increased the value of the annual equity retainer and (iv) increased the fees for the Compensation, Nominating and Governance and Finance Committees details of which are captured below.
We provide our directors with an annual fee of $60,000 and provide the Chairman of the Board with an incremental $60,000 for a total annual retainer of $120,000. In addition, we provide committee membership and committee chair fees as part of our Board of

Directors compensation. Annually, Audit Committee members receive a fee of $10,000, Compensation Committee members receive a fee of $7,500 and Nominating and Governance and Finance Committee members receive a fee of $5,000. In addition, Chairs of committees receive the following incremental annual fees: $10,000 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Nominating and Governance and the Finance Committees. We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Directors and committees thereof.
Furthermore, our director compensation policy provides that each new director elected or appointed to the Board of Directors is granted an initial RSU award with a grant-date fair value of approximately $150,000, calculated in accordance with ASC 718. Upon re-election, the Chairman of the Board receives a RSU award equal to a grant-date fair value of $180,000 and all other directors receive a RSU award equal to a grant-date fair value of approximately $150,000, both calculated in accordance with ASC 718.
Upon the recommendation of the Compensation Committee, and in accordance with the policy described above, on June 3, 2016 the Board of Directors granted 4,046 RSUs under the 2010 Equity Plan to each of our directors, excluding the Chairman, who received 4,855 RSUs. The RSUs vest 100% on the date of the annual shareholders meeting in the year following the date of grant.
We grant RSUs to our directors in order to better align their incentives with the goal of increasing value for our shareholders.
In 2016, the Committee adopted a shareholder approved policy requiring directors to hold 5 times their annual cash retainer in share value ($300,000 holding requirement). This policy ensures that directors maintain a meaningful ownership stake in the Company and that they are encouraged to take a long-term view on value creation. Directors have the later of 5 years from joining the Board or from the requirement approval to reach the ownership requirement.
As of December 31, 2016, our Chairman, Mr. Edgerley as all well as Messrs. Jacobson, Pond, Wroe, and Zide, are meeting the director ownership requirement. Messrs. Bolzenius, Peffer, Teich and Heppelmann have until May 16, 2021 to meet this requirement. It is anticipated that all current directors will meet the ownership requirement following the issuance of the annual restricted stock units award to the directors at the annual Shareholders meeting on May 18, 2017.
In July 2012, the Board of Directors authorized the modification of all outstanding director awards to change the period in which the options expire after termination of the director's service with us. Whereas previously director awards expired 60 days after termination, this modification provided that these awards do not expire until the original expiration date of the option, regardless of whether termination of service had occurred.
The table below sets forth the total compensation paid to our non-executive directors in fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Paul Edgerley (2)	132,083	180,023	312,106
Beda Bolzenius (3)	40,833	150,026	190,859
Lewis Campbell (4)	30,417	—	30,417
James Heppelmann (5)	71,042	150,026	221,068
Michael J. Jacobson (6)	70,000	150,026	220,026
Charles W. Peffer (7)	84,583	150,026	234,609
Kirk Pond (8)	82,500	150,026	232,526
Andrew Teich (9)	68,958	150,026	218,984
Thomas Wroe (10)	60,000	150,026	210,026
Stephen Zide (11)	69,167	150,026	219,193

(1)
Represents the grant-date fair value calculated in accordance with ASC 718. Refer to Note 11, “Share-Based Payment Plans,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2016 for the method of calculation and assumptions used.

(2)	As of December 31, 2016, this director had 66,700 options outstanding and exercisable and 4,855 unvested RSUs.

(3)
This director was appointed to the Board in 2016. Fees earned in 2016 were prorated to reflect this appointment. As of December 31, 2016, this director had no options outstanding and 4,046 unvested RSUs.

(4)	Mr. Campbell was no longer a director as of the 2016 Annual General Meeting of Shareholders held in May 2016.

(5)	As of December 31, 2016, this director had 14,940 options outstanding and exercisable and 4,046 unvested RSUs.

(6)
As of December 31, 2016, this director had 64,940 options outstanding and exercisable, 4,046 unvested RSUs, and beneficially owned 30,000 ordinary shares, including 25,000 ordinary shares that were held indirectly.

(7)	As of December 31, 2016, this director had 37,940 options outstanding and exercisable, 4,046 unvested RSUs, and beneficially owned 2,000 ordinary shares that were held directly.

(8)	As of December 31, 2016, this director had 51,440 options outstanding and exercisable, 4,046 unvested RSUs, and beneficially owned 2,000 ordinary shares that were held directly.

(9)	As of December 31, 2016, this director had 15,640 options outstanding and exercisable and 4,046 unvested RSUs.

(10)	As of December 31, 2016, this director had 542,340 options outstanding and exercisable, 4,046 unvested RSUs, and beneficially owned 11,749 ordinary shares, of which 6,464 were held indirectly.

(11)	As of December 31, 2016, this director had 64,940 options outstanding and exercisable and 4,046 unvested RSUs.

EXECUTIVE OFFICERS
Set forth below are the name, age, position and a description of the business experience of each of our executive officers:

Name	Age	Position(s)
Martha Sullivan	60	President and Chief Executive Officer
Paul Vasington	51	Executive Vice President and Chief Financial Officer
Jeffrey Cote	50	Executive Vice President, Sensing Solutions and Chief Operating Officer
Steven Beringhause	51	Executive Vice President, Performance Sensing and Chief Technology Officer
Allisha Elliott	46	Senior Vice President and Chief Human Resources Officer
Refer to “PROPOSAL 1—ELECTION OF DIRECTORS” above for a description of Ms. Sullivan’s business experience.
Paul Vasington was appointed Executive Vice President and Chief Financial Officer by the Board of Directors in February 2014. Mr. Vasington has diverse financial and managerial experience, most recently with Honeywell International Inc. from 2004 to 2014. He most recently served as Vice President and Chief Financial Officer of Honeywell Aerospace from 2012 to 2014. Previously, he served as Vice President and Chief Financial Officer of Honeywell Performance Materials and Technologies from 2009 to 2012 and as Vice President and Chief Financial Officer of Honeywell Security from 2006 to 2009. Prior to joining Honeywell, Mr. Vasington held finance leadership roles at Crane Co. and Fortune Brands, Inc. Mr. Vasington began his career at Price Waterhouse.
Jeffrey Cote has served as Chief Operating Officer since July 2012. In November 2015, in addition to his role as Chief Operating Officer, he was named Executive Vice President, Sensing Solutions. He served as Executive Vice President and Chief Administrative Officer from January 2011 through July 2012, and previously served as Executive Vice President and Chief Financial Officer since our initial public offering. Mr. Cote assumed the role of Interim Chief Financial Officer following Robert Hureau's resignation in April 2013, and served in that role until Paul Vasington's appointment as Chief Financial Officer in February 2014. Mr. Cote served as Senior Vice President and Chief Financial Officer of STI from January 2007 through July 2007, and Executive Vice President and Chief Financial Officer of STI from July 2007 through our initial public offering. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating and Financial Officer of Digitas. Previously he worked for Ernst & Young LLP.
Steven Beringhause was appointed Chief Technology Officer in November 2015, in addition to his role as Executive Vice President, Performance Sensing, to which he was appointed effective April 1, 2015. Mr. Beringhause previously served as Senior Vice President, Performance Sensing from January 2013 to March 2015. Mr. Beringhause joined Sensata's predecessor company, Texas Instruments, in 1988 and served in various design and engineering capacities. He was named as Vice President of Sensors Americas in 2006, Vice President of Sensors Asia in 2010, and Senior Vice President of Sensors Asia and the Americas in July 2012.
Allisha Elliott has served as Senior Vice President and Chief Human Resources Officer since September 2013. Ms. Elliott's role expanded in fiscal year 2016 to include oversight of global communications. Ms. Elliott was previously Vice President of Human Resources and Communications for the Transportation Systems division of Honeywell International, based in Switzerland. Prior to this role, she was Human Resources Functional Transformation Vice President across Honeywell International and held roles as Human Resources Director for several Honeywell divisions, based both in Shanghai, China and Phoenix, Arizona. Before joining Honeywell in 2000, she held senior Human Resources roles at Amazon.com and the Pepsi Bottling Group.

PROPOSALS FOR THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Because we are a Dutch public limited company whose shares are traded on the New York Stock Exchange, both U.S. and Dutch rules and time frames apply if you wish to submit a candidate for the Board of Directors to be considered for election at the 2018 Annual General Meeting of Shareholders, or if you wish to submit another kind of proposal for consideration by shareholders at the 2018 Annual General Meeting of Shareholders.
Under our Articles of Association, if you are interested in submitting a proposal to be presented at the 2018 Annual General Meeting of Shareholders, you must fulfill the requirements set forth in our Articles of Association, including satisfying both of the following criteria:

•	we must receive your proposal at our registered offices in Hengelo, The Netherlands as set forth below no later than 60 days before the annual general meeting; and

•	the number of ordinary shares you hold must equal at least 3% of our issued share capital.
Pursuant to U.S. federal securities laws, any proposal by a shareholder to be presented at the 2018 Annual General Meeting of Shareholders and to be included in our Proxy Statement, including the nomination of one or more directors, must be received by us no later than the close of business on December 21, 2017 and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to our 2018 Annual General Meeting of Shareholders.
Proposals for our 2018 Annual General Meeting of Shareholders should be submitted in writing to the following addresses:
Sensata Technologies Holding N.V.
c/o Sensata Technologies, Inc.
Attention: Vice President, Investor Relations
529 Pleasant Street
Attleboro, Massachusetts 02703
Sensata Technologies Holding N.V.
Jan Tinbergenstraat 80, 7559 SP Hengelo
The Netherlands
Proposals must include, as to each matter, (i) a brief description (which includes all material aspects thereof) of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (ii) your name and address, as they appear on our share records, (iii) the number of ordinary shares of the Company that are owned beneficially and of record by you, your affiliates, all groups of which you are a member, and all persons with whom you are acting in concert (in each case, identifying them), (iv) any material direct or indirect interest of you and your affiliates, groups or persons in such business, and, if the amendment to our Articles of Incorporation as outlined in Proposal (6) is approved by the shareholders and the deed of amendment is executed prior to receiving your proposal, (v) whether you have hedged your ownership of, or entered into any transaction that has the effect of increasing or decreasing your economic risk or voting power with respect to, the Company’s ordinary shares.
Notice of a nomination to the Board of Directors must include:

•
As to each individual whom such shareholder proposes to nominate for election as a director, (a) the name, date of birth, business address, and residential address of such individual, (b) the principal occupation or employment of such individual for at least the five years preceding the date of such notice, (c) the number of ordinary shares of the Company that are owned beneficially and of record by such individual, his or her affiliates, all persons with whom he or she is acting in concert, and all groups of which he or she is a member (in each case, identifying them), and (d) all information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder; and

•
As to the shareholder giving such notice, (a) the name and address of such shareholder, as they appear on our share records, (b) the number of ordinary shares of the Company that are owned beneficially and of record by such shareholder, his or her affiliates, all persons acting in concert with him or her, and all groups of which he or she is a member (in each case, identifying them), and (c) any professional, commercial, business, or familial relationship of such shareholder, affiliates, persons, or groups (in each case, identifying them) to such nominees, his or her affiliates, any person acting in concert with him or her, or any group of which he or she is a member (in each case, identifying them).

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
You may contact the Vice President, Investor Relations at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Vice President, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com for a copy of the relevant provisions of our Articles of Association regarding the requirements for making shareholder proposals and nominating director candidates.

SOLICITATION OF PROXIES
We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, either by our regular employees (without additional compensation) or by a third party contractor, D.F. King & Co., Inc. ("D.F. King"). We will incur approximately $10,000 as a result of our contract with D.F. King. We will reimburse contractors, brokers, banks, and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our shareholders.
GENERAL
Our Annual Report for the fiscal year ended December 31, 2016 is being mailed to shareholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.
The information set forth in this Proxy Statement under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be (i) incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing we expressly incorporate such information by reference, or (ii) “soliciting material” or “filed” with the SEC.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Paul Edgerley
Chairman of the Board
April 20, 2017
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703.

APPENDIX

Non-GAAP Measures
This Proxy Statement discusses certain non-GAAP financial measures, which are used by our management, Board of Directors, and investors. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our performance, and as a factor in determining compensation for certain employees. We believe these non-GAAP measures provide additional information to facilitate comparisons of our historical operating results and trends in our underlying business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies. We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends.
Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included below.
Free cash flow to net cash provided by operating activities:

	For the years ended December 31,
	2016	2015	% Change
Net cash provided by operating activities	$521,525	$533,131	(2.2)%
Less: Additions to property, plant and equipment and capitalized software	(130,217)	(177,196)
Free cash flow	$391,308	$355,935	9.9%
Net leverage ratio to debt:

	As of December 31,
	2016	2015
Current portion of long-term debt, capital lease and other financing obligations	$14,643	$300,439
Capital lease and other financing obligations, less current portion	32,369	36,219
Long-term debt, net of discount and deferred financing costs, less current portion	3,226,582	3,264,333
Total debt	3,273,594	3,600,991
Less: Discount	(17,655)	(20,116)
Less: Deferred financing costs	(33,656)	(38,345)
Total gross indebtedness	3,324,905	3,659,452
Less: Cash and cash equivalents	351,428	342,263
Net Debt	$2,973,477	$3,317,189
LTM Adjusted EBITDA	$791,680	$716,733
Net leverage ratio	3.8	4.6

Adjusted EBITDA to net income:

	For the years ended December 31,
	2016	2015
Net income	$262,434	$347,696
Interest expense, net	165,818	137,626
Provision for/(benefit from) income taxes	59,011	(142,067)
Depreciation expense	106,903	96,051
Amortization of intangible assets	201,498	186,632
EBITDA	795,664	625,938
Non-GAAP adjustments:
Restructuring and special charges	11,536	37,058
Financing and other transaction costs	1,508	35,053
Deferred (gains)/losses on other hedges	(19,347)	11,864
Other tax expense/(benefit) [1]	—	5,000
Amortization expense related to the step-up in fair value of inventory	2,319	1,820
Adjusted EBITDA	$791,680	$716,733

1
In the second quarter of 2015, we recognized a $5.0 million charge in Selling, general and administrative expense to write-off an indemnification asset related to a pre-acquisition tax liability that was favorably resolved.

Adjusted EBIT and organic adjusted EBIT growth to net income:

	For the year ended December 31,
	2016	2015	% Change
Net income	$262,434	$347,696	(24.5)%
Interest expense, net	165,818	137,626
Provision for/(benefit from) income taxes	59,011	(142,067)
EBITDA	487,263	343,255	42.0%
Non-GAAP adjustments:
Restructuring and special charges	14,982	42,332
Financing and other transaction costs	1,508	35,053
Deferred gains on other hedges	(19,347)	11,864
Other tax expense/(benefit)[3]	—	5,000
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	210,847	193,370
Adjusted EBIT	$695,253	$630,874	10.2%
Percentage change in Adjusted EBIT	10.2%
Non-GAAP adjustments:
Effects of foreign currency exchange movements [2]	(6.1)%
Acquisitions, net of exited businesses that occurred within the previous twelve months [1]	7.5%
Organic Adjusted EBIT growth	8.8%

1
On December 1, 2015, we completed the acquisition of all of the outstanding shares of certain subsidiaries of Custom Sensors & Technologies Ltd. as well as certain additional assets (collectively, “CST”). Portions of CST are being integrated into our Performance Sensing and Sensing Solutions segments. In the reconciliations above, the term “acquisitions” refers to CST and the term “exited businesses” represents the impact of the termination of unprofitable business activities in late 2015, primarily at our Schrader Brazil facility

2	Represents the effects of changes in foreign currency exchange rates, including acquisitions in Q4’16 versus Q4’15 and FY’16 versus FY’15

3
In the second quarter of 2015, we recognized a $5.0 million charge in Selling, general and administrative expense to write-off an indemnification asset related to a pre-acquisition tax liability that was favorably resolved.

Organic adjusted earnings per share growth and adjusted earnings per share to diluted net income per share:

	For the year ended December 31,
	2016	2015	% Change
Diluted net income per share	$1.53	$2.03	(24.6)%
Non-GAAP adjustments:
Restructuring and special charges	0.09	0.25
Financing and other transaction costs	0.01	0.26
Deferred (gain)/loss on other hedges	(0.11)	0.07
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	1.23	1.13
Deferred income tax and other tax expense/(benefit)	0.10	(1.01)
Amortization of deferred financing costs	0.04	0.04
Adjusted earnings per share	$2.89	$2.75	5.1%
Percentage change in adjusted earnings per share	5.1%
Non-GAAP adjustments:
Effects of foreign currency exchange movements [2]	(8.0)%
Acquisitions, net of exited businesses that occurred within the previous twelve months [1]	(1.1)%
Organic adjusted earnings per share growth	14.2%

1
On December 1, 2015, we completed the acquisition of all of the outstanding shares of certain subsidiaries of Custom Sensors & Technologies Ltd. as well as certain additional assets (collectively, “CST”). Portions of CST are being integrated into our Performance Sensing and Sensing Solutions segments. In the reconciliations above, the term “acquisitions” refers to CST and the term “exited businesses” represents the impact of the termination of unprofitable business activities in late 2015, primarily at our Schrader Brazil facility

2	Represents the effects of changes in foreign currency exchange rates, including acquisitions in Q4’16 versus Q4’15 and FY’16 versus FY’15
Organic adjusted net income margins to net income margins:

	For the year ended December 31,
	2016	2015
Net income as a percentage of net revenue	8.2%	11.7%
Non-GAAP adjustments:
Restructuring and special charges	0.5%	1.4%
Financing and other transaction costs	0.0%	1.5%
Deferred (gain)/loss on other hedges	(0.6)%	0.4%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	6.6%	6.5%
Deferred income tax and other tax expense/(benefit)	0.5%	(5.8)%
Amortization of deferred financing costs	0.2%	0.2%
Adjusted net income margin	15.5%	15.9%
Less: Effects of foreign currency exchange movements [2]	(0.9)%	0.0%
Less: Acquisitions, net of exited businesses that occurred within the previous twelve months [1]	(1.5)%	(0.1)%
Organic adjusted net income margin	17.9%	16.0%

1
On December 1, 2015, we completed the acquisition of all of the outstanding shares of certain subsidiaries of Custom Sensors & Technologies Ltd. as well as certain additional assets (collectively, “CST”). Portions of CST are being integrated into our Performance Sensing and Sensing Solutions segments. In the reconciliations above, the term “acquisitions” refers to CST and the term “exited businesses” represents the impact of the termination of unprofitable business activities in late 2015, primarily at our Schrader Brazil facility

2	Represents the effects of changes in foreign currency exchange rates, including acquisitions in Q4’16 versus Q4’15 and FY’16 versus FY’15

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1	Election of Directors
Nominees
01	Paul Edgerley	02	Martha Sullivan	03	Beda Bolzenius	04	James E. Heppelmann	05	Charles W. Peffer
06	Kirk P. Pond	07	Constance E. Skidmore	08	Andrew Teich	09	Thomas Wroe	10	Stephen Zide

The Board of Directors recommends you vote FOR proposals 2 through 7.								For	Against	Abstain

2	Ratify the selection of Ernst & Young LLP as independent auditor for the 2017 fiscal year.							☐	☐	☐

3b	Adopt the Dutch Statutory annual accounts for 2016 and authorize the preparation of the 2016 annual accounts and annual report of directors in the English language.							☐	☐	☐

4	Discharge members of the Board of Directors from certain liabilities for fiscal year 2016.							☐	☐	☐

5	Extend to the Board of Directors the authority to repurchase up to 10% of the outstanding ordinary shares in the capital of the company for 18 months.							☐	☐	☐

6	Advisory proposal to approve the 2016 compensation of the Named Executive Officers (as disclosed in the proxy statement under "Executive Compensation").							☐	☐	☐

7	Amend the Company's Articles of Association to change its registered offices to Hengelo, The Netherlands.							☐	☐	☐

NOTE: To transact such other business as may properly come before the General Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

SENSATA TECHNOLOGIES HOLDING N.V.
PROXY
Annual General Meeting of Shareholders
May 18, 2017

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of Sensata Technologies Holding N.V. hereby constitutes and appoints each of Joshua Young, Steven Reynolds, and Jose Lemus as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place, and stead of the undersigned at the 2017 Annual General Meeting of Shareholders of Sensata Technologies Holding N.V. (the “Company”), to be held on May 18, 2017, beginning at 6:00 p.m. Central European Time, at the offices of Loyens & Loeff N.V., located at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, and at any adjournments or postponements thereof, the number of votes the undersigned would be entitled to cast if present.

The Notice of Meeting, proxy statement and proxy card are available at http://annualmeeting.sensata.com for viewing purposes only

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS RECOMMENDED BY THE BOARD AND FOR EACH OF THE PROPOSALS (2) THROUGH (7).

Continued and to be signed on reverse side